Exhibit 10.12

Annex A

Waiver, Consent and Amendment to

Second Amended and Restated Credit Agreement

THE PROVISIONS, TERMS AND CONDITIONS CONTAINED IN THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE TO CERTAIN SENIOR INDEBTEDNESS OWING BY BORROWER TO BERKSHIRE BANK, IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN AMENDED AND RESTATED SUBORDINATION AGREEMENT DATED AS OF NOVEMBER 14, 2019, AS AMENDED. AGENT AND EACH LENDER, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF SUCH SUBORDINATION AGREEMENT.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF MARCH 8, 2023

by and among

TOTALSTONE, LLC,

NORTHEAST MASONRY DISTRIBUTORS, LLC,

-and-

TOTALSTONE PROPERTIES, LLC,

AS BORROWER,

STREAM FINANCE, LLC

as Agent,

and

THE LENDERS FROM TIME TO TIME PARTIES HERETO

INDEX OF APPENDICES

Annexes

Annex A	–	Definitions

Exhibits

Exhibit 4.1	–	Compliance Certificate
Exhibit 4.3	–	Financial Covenants and Ratios

Schedules

Schedule 2.2(b)	–	Locations
Schedule 3.4	–	Contingent Obligations
Schedule 5.4(b)	–	Capitalization
Schedule 5.6	–	Intellectual Property
Schedule 5.7	–	Investigations and Audits
Schedule 5.10	–	Litigation
Schedule 5.12	–	Real Estate
Schedule 5.13	–	Environmental Matters
Schedule 5.14	–	ERISA
Schedule 5.16	–	Deposit and Disbursement Accounts
Schedule 5.17	–	Agreements and Other Documents
Schedule 5.18	–	Insurance

i

3.17	Sale Leasebacks	13
3.18	Prepayments of Other Indebtedness	13
3.19	Guaranties	13
3.20	Organization	13

SECTION 4 FINANCIAL COVENANTS/REPORTING		14

4.1	Financial Statements and Other Reports	14
4.2	Accounting Terms Utilization of GAAP for Purposes of Calculations Under Agreement	17
4.3	Financial Covenants and Ratios	17
4.4	Limitation on Capital Expenditures	17
4.5	Notice to Agent of Certain Events	17

SECTION 5 REPRESENTATIONS AND WARRANTIES		18

5.1	Disclosure	18
5.2	No Material Adverse Effect	18
5.3	No Conflict	18
5.4	Organization, Powers, Capitalization and Good Standing	18
5.5	Financial Statements and Projections	19
5.6	Intellectual Property	19
5.7	Investigations, Audits, Etc	19
5.8	Employee Matters	19
5.9	Solvency	20
5.10	Litigation; Adverse Facts	20
5.11	Margin Regulations; Use of Proceeds	20
5.12	Ownership of Property; Liens	20
5.13	Environmental Matters	21
5.14	ERISA	21
5.15	Brokers	21
5.16	Deposit and Disbursement Accounts	22
5.17	Agreements and Other Documents	22
5.18	[Reserved]	22
5.19	ADA Compliance	22
5.20	Patriot Act	22

SECTION 6 APPOINTMENT OF AGENT		23

6.1	Appointment of Agent	23
6.2	Rights as a Lender	23
6.3	Consultation with Experts	24
6.4	Indemnification	24
6.5	Liability of the Agent	24
6.6	Agent in Individual Capacity	25
6.7	Resignation of Agent	25
6.8	Authorization to Enter Into, and Enforcement of, the Collateral Documents	25

ii

SECTION 7 DEFAULT, RIGHTS AND REMEDIES		26

7.1	Event of Default	26
7.2	Acceleration and Other Remedies	29
7.3	Performance by Agent	29
7.4	Application of Proceeds	30

SECTION 8 CONDITIONS TO THE CLOSING DATE		30

8.1	Conditions to the Closing Date	30

SECTION 9 MISCELLANEOUS		31

9.1	Indemnities	31
9.2	Amendments and Waivers	32
9.3	Notices	32
9.4	Obligations Absolute; Failure of Indulgence Not Waiver; Remedies Cumulative	33
9.5	Marshaling; Payments Set Aside	33
9.6	Protection of Assets	33
9.7	Severability	33
9.8	Headings	34
9.9	Applicable Law	34
9.10	Successors and Assigns	34
9.11	No Fiduciary Relationship; Limited Liability	34
9.12	Constructions	34
9.13	Confidentiality	34
9.14	Consent to Jurisdiction	35
9.15	Waiver of Jury Trial	35
9.16	Survival of Warranties and Certain Agreements	35
9.17	Entire Agreement	36
9.18	Counterparts; Effectiveness	36
9.19	Delivery of Termination Statements and Mortgage Releases	36
9.20	Participation	36
9.21	Protection of Collateral	36
9.22	Additional Waivers	36
9.23	Lenders Control	37

iii

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is dated as of March 8, 2023 (“Closing Date”) and entered into by and between TOTALSTONE, LLC, a Delaware limited liability company (“TotalStone”), NORTHEAST MASONRY DISTRIBUTORS, LLC, a Delaware limited liability company (“Northeast”), TOTALSTONE PROPERTIES, LLC, a Delaware limited liability company (“Properties”, and together with TotalStone and Northeast, individually or collectively, the “Borrower”), the Persons from time to time party hereto as lenders (each, individually a “Lender,” and collectively, the “Lenders”), and STREAM FINANCE, LLC, a Delaware limited liability company (in its individual capacity, “Stream”), as agent for the Lenders (in such capacity, the “Agent”).

RECITALS

WHEREAS, TotalStone and Northeast, as borrowers, and Stream, as lender (in such capacity, “Existing Lender”) are parties to that certain Amended and Restated Credit Agreement dated as of November 14, 2019 (as amended or otherwise modified prior to the date hereof, the “Existing Credit Agreement”) pursuant to which, among other things, the Existing Lender advanced loans in the agreement principal amount of $4,139,250 (the “Existing Loan”), subject to the terms and conditions set forth therein.

WHEREAS, the Persons party hereto as Lenders (other than the Existing Lender) on the Closing Date (the “New Closing Date Lenders”) and Stream have entered into that certain Master Exchange Agreement dated as of the Closing Date (the “Master Exchange Agreement”) pursuant to which, among other things, the Existing Lender has assigned to each of the New Closing Date Lenders their respective pro rata share of the Existing Loan as of January 31, 2023 (the “Exchange Effective Date”) and the Persons party thereto agreed to amend and restate the Existing Credit Agreement to reflect such assignments;

WHEREAS, the Borrower has also requested that the Lenders extend the maturity date and the Lenders are willing to accommodate such request on the condition, among others, that Properties, a wholly-owned subsidiary of TotalStone, agree to become party to this Agreement as a Borrower; and

WHEREAS, the parties hereto have agreed to amend and restate the Existing Credit Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and benefits to be derived herefrom the parties hereto hereby agree as follows (all capitalized terms herein shall have the meanings ascribed thereto in Annex A hereto).

SECTION 1

AMOUNTS AND TERMS OF LOAN AND PREFERRED EQUITY INVESTMENT

1.1 Loan. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower contained herein:

(a) Term Loan.

(i) As of the Exchange Effective Date, the outstanding principal balance of the Existing Loan is $2,070,320.00 (the “Existing Loan Balance”). The Existing Loan was amended and restated in the form of multiple loans to Borrower TotalStone, Northeast and Properties on the Exchange Effective Date in the original principal amount equal to the Existing Loan Balance and allocated to the Lenders in accordance with their Closing Date Percentages (individually and/or collectively as the context requires, the “Closing Date Loan”).

(ii) On the Public Issuance Date, the Special Preferred Membership Interest (as defined in the TotalStone Limited Liability Company Agreement) shall be exchanged for multiple loans to Borrower in the original principal amount equal to the Conversion Amount and allocated to the Lenders in accordance with their Closing Date Percentages (individually and/or collectively as the context requires, the “Converted Loan”, and together with the Closing Date Loan, individually and/or collectively as the context requires, the “Loan”).

(b) Unconditional Obligation to Pay. Borrower hereby unconditionally promises to pay to Lenders the principal balance of the Loan and all other Obligations as and when due hereunder.

(c) Note. The Loan may be evidenced by a promissory note substantially in the form executed by Borrower (as each of the same may be amended, restated, supplemented, replaced, or otherwise modified, individually or collectively, a “Note”). Neither the original nor a copy of a Note shall be required, however, to establish or prove any Obligation. In the event that a Note is ever lost, mutilated, or destroyed, the Borrower shall execute a replacement thereof and deliver such replacement to the appliable Lender upon demand by such Lender.

(d) No reborrowing. Any portion of the Loan that is repaid may not be reborrowed.

1.2 Interest.

(a) Rate.

(i) Commencing on the Exchange Effective Date, interest shall accrue on the outstanding balance of the Loan at a rate per annum equal to the Interest Rate. Accrued interest is payable by the Borrower to Agent, for distribution to the Lenders, quarterly in arrears, on the first day of each quarter (each, an “Interest Payment Date”). The initial Interest Payment Date hereunder shall be April 1, 2023. All interest accrued on the Loan under the Existing Credit Agreement from and after January 1, 2023 through the date preceding such initial Interest Payment Date shall be paid in cash on such initial Interest Payment Date.

(ii) Notwithstanding Section 1.2(a)(i) above, (x) the Specified Interest Amount is due and payable in cash on the earliest to occur of (A) the date of repayment or prepayment of the entire outstanding principal balance of the Loan, (B) the acceleration of the entire outstanding principal balance of the Loan or (C) the Maturity Date, and (y) interest accrued on the Loan for the period commencing on the Public Issuance Date and ending on March 31, 2025 will be paid as follows: (A) the Borrower will pay in kind a portion of such accrued interest for such period at a rate equal to the PIK Interest Amount by adding such amount to the outstanding principal balance of the Loan on July 1, 2025 and (B) the Borrower will pay in cash the remaining portion of such accrued interest for such period on July 1, 2025.

(iii) Commencing on July 1, 2025 and continuing on each Interest Payment Date occurring thereafter, Borrower shall (A) pay in kind a portion of the accrued interest on the Loan for the immediately preceding quarter at a rate equal to the PIK Interest Amount (the “Quarterly PIK Interest Amount”) by adding the Quarterly PIK Interest Amount that accrued on the Loan for the immediately preceding quarter to the outstanding principal balance of the Loan as of such Interest Payment Date, and (ii) pay in cash the remaining portion of the accrued interest on the Loan as of such Interest Payment Date.

(b) Calculation of Payments. If any payment on the Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. Interest under the Loan shall be calculated on the basis of a 360-day year for the number of days elapsed in each interest period.

(c) Default Rate. So long as an Event of Default has occurred and is continuing under Section 7.1(a), (f), (g) or (h) and without notice of any kind, or so long as any other Event of Default has occurred and is continuing and at the election of the Required Lenders, the interest rate applicable to the Loan shall be increased by three percentage points (3%) per annum above the rate of interest otherwise applicable hereunder (“Default Rate”), and all outstanding Obligations shall bear interest at the Default Rate; provided, that during the first 90 days (in the aggregate) after an Event of Default has occurred and is continuing, except any Event of Default pursuant to Section 7.1(a), the interest rate applicable to the Loan shall be increased by two percentage points (2%) per annum above the rate of interest otherwise applicable hereunder. Interest at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is waived and shall be payable upon demand, but in any event, shall be payable on the next regularly scheduled payment date set forth herein for such Obligation.

(d) Maximum Lawful Rate. Notwithstanding anything to the contrary set forth in this Section 1.2, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since January 1, 2023. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 1.2(a) through (c), unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by Lenders pursuant to the terms hereof exceed the amount that Lenders could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 1.2(d) a court of competent jurisdiction shall determine by a final, non-appealable order that Lenders have received interest hereunder in excess of the Maximum Lawful Rate, Lenders shall, to the extent permitted by applicable law, promptly apply such excess as specified in Section 1.8 and thereafter shall refund any excess to Borrower or as such court of competent jurisdiction may otherwise order.

1.3 Fees.

(a) Exit Fee. Borrower shall pay to the Agent, for the ratable benefit of the Lenders, a fee in the amount of $695,000 (the “Revised Amendment Fee”) on the earliest to occur of (i) the date of repayment or prepayment of the entire outstanding principal balance of the Loan, (ii) the acceleration of the entire outstanding principal balance of the Loan or (iii) the Maturity Date. Borrower’s obligation to pay the Revised Amendment Fee is in full substitution of Borrower’s obligation to pay the Amendment Fee (as defined in the First Amendment).

(b) [Reserved].

(c) [Reserved].

(d) Expenses and Attorneys’ Fees. Borrower agrees to promptly pay all fees, charges, costs and expenses (including reasonable attorneys’ fees and expenses incurred by Agent and the Lenders in connection with any matters contemplated by or arising out of the Loan Documents), in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated herein and in connection with the continued administration of the Loan Documents including any amendments, modifications, subordination or intercreditor agreements, consents and waivers. Borrower agrees to promptly pay reasonable documentation charges assessed by Agent and the Lenders for amendments, modifications, subordination or intercreditor agreements, waivers, consents and any of the documentation prepared by Agent’s or the Lenders’ attorneys. Borrower agrees to promptly pay all fees, charges, costs and expenses (including reasonable fees, charges, costs and expenses of attorneys, auditors (whether internal or external), appraisers, consultants and advisors incurred by Agent and Lenders in connection with any Event of Default, work-out or action to enforce any Loan Document or to collect any payments due from Borrower. All fees, charges, costs and expenses for which Borrower is responsible under this Agreement shall be deemed part of the Obligations when incurred, payable upon demand and secured by the Collateral.

1.4 Payments. All payments by Borrower of the Obligations (i) shall be made to Agent, for the ratable benefit of the Lenders, excluding the Specified Payment which shall be made to Agent for the sole benefit of Stream, in its capacity as a Lender, and (ii) shall be without deduction, defense, setoff or counterclaim and shall be made in Dollars and in same day funds and delivered to Agent by wire transfer to the account of Agent specified on the signature page hereof or such other place as Agent may from time to time designate in writing. Borrower shall receive credit on the day of receipt for funds received by the Agent by 12:00 noon (New York Time). In the absence of timely receipt, such funds shall be deemed to have been paid on the next Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and Fees due hereunder.

1.5 Prepayments. No voluntary prepayment shall be in an amount less than $100,000 or made upon less than twenty (20) days prior written notice to Agent. Any notice of voluntary prepayment shall be effective for sixty (60) days from the date of receipt thereof by Agent. Upon the expiration of any such sixty (60) day period, Borrower may not make any voluntary prepayment without delivery to Agent of a new notice providing for twenty (20) days prior written notice of prepayment.

1.6 Maturity. In all events, and under all circumstances, unless sooner paid, all Obligations shall be immediately due and payable in full on the Maturity Date.

1.7 Continuing Liens. Until the Termination Date, Agent shall retain the security interests in the Collateral granted under the Collateral Documents, subject only to the Liens of the Senior Lender, and the ability to exercise all rights and remedies available to it under the Loan Documents and applicable laws.

1.8 Application and Allocation of Payments. So long as no Default or Event of Default has occurred and is continuing, (i) payments made to the Agent shall be applied, first, to Fees and reimbursable expenses of Agent and Lenders then due and payable pursuant to any of the Loan Documents; (ii) payments matching specific scheduled payments then due shall be applied to those scheduled payments; and (iii) payments made when a Default or Event of Default has occurred and is continuing shall be applied in accordance with Section 7.4. Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of Borrower, and Borrower hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations of Borrower as Agent may deem advisable, notwithstanding any previous entry by Lenders in the Loan Account or any other books and records.

1.9 Loan Account. Agent shall maintain a loan account ( the “Loan Account”) on its books to record: all credit extensions, all payments made by Borrower, and all other debits and credits as provided in this Agreement with respect to the Loan or any other Obligations. All entries in the Loan Account shall be made in accordance with Lenders customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Lenders most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to each Lender by Borrower; provided, that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower’s duty to pay the Obligations. Each Lender shall render to Borrower a monthly accounting of transactions with respect to the Loan setting forth the balance of the Loan Account for the immediately preceding month. Unless Borrower notifies an individual Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within forty-five (45) days after the date thereof, each and every such accounting shall, absent manifest error, be deemed final, binding and conclusive on Borrower in all respects as to all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrower. Notwithstanding any provision herein contained to the contrary, each Lender may elect (which election may be revoked) to dispense with the issuance of a Note to such Lenders and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to them.

1.10 Taxes.

(a) No Deductions. Any and all payments or reimbursements made hereunder or under the Note shall be made free and clear of and without deduction for any and all Charges, taxes, levies, imposts, deductions or withholdings, and all liabilities with respect thereto of any nature whatsoever imposed by any taxing authority, excluding such taxes to the extent imposed on Lenders net income by the jurisdiction in which each Lender is organized. If Borrower shall be required by law to deduct any such amounts from or in respect of any sum payable hereunder to Lenders, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, Lenders receive amounts equal to the sum each would have received had no such deductions been made.

(b) Changes in Tax Laws. In the event that, subsequent to the Exchange Effective Date, (1) any changes in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (2) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (3) compliance by Lenders with any request or directive (whether or not having the force of law) from any Governmental Authority:

(i) does or shall subject Lenders to any tax of any kind whatsoever with respect to this Agreement, the other Loan Documents or the Loan made hereunder, or change the basis of taxation of payments to Lenders of principal, fees, interest or any other amount payable hereunder (except for net income taxes or franchise taxes imposed generally by federal, state or local taxing authorities with respect to interest or commitment Fees or other Fees payable hereunder or changes in the rate of tax on the overall net income of Lenders); or

(ii) does or shall impose on Lenders any other condition or increased cost in connection with the transactions contemplated hereby or participations herein (except for net income taxes or franchise taxes imposed generally by federal, state or local taxing authorities with respect to interest or commitment Fees or other Fees payable hereunder or changes in the rate of tax on the overall net income of Lenders);

and the result of any of the foregoing is to increase the cost to Lenders of making or continuing the Loan hereunder, as the case may be, or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to Lenders, upon demand, any additional amounts necessary to compensate Lenders, on an after-tax basis, for such additional cost or reduced amount receivable, as determined by Lenders with respect to this Agreement or the other Loan Documents. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify Borrower of the event by reason of which such Lender has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by any such Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.

SECTION 2

AFFIRMATIVE COVENANTS

Borrower agrees that from and after the Closing Date and until the Termination Date:

2.1 Payment and Performance of Obligations. Borrower shall pay each payment Obligation when due (or when demanded, if payable on demand) and shall promptly, punctually, and faithfully perform each other Obligation.

2.2 Perfection Certificate.

(a) Borrower hereby affirms all of the disclosures and other matters set forth in all certificates, documents and agreements delivered to Existing Lender under the Existing Credit Agreement (including the Perfection Certificate) and the other existing Loan Documents and acknowledges and agrees that such certificates, documents and agreements have been relied upon by Agent and Lenders, shall be for the benefit of Agent and Lenders and are incorporated into this Agreement by reference.

(b) The Collateral, and the books, records, and papers of Borrower pertaining thereto, shall be kept and maintained solely at those locations which are listed on Schedule 2.2(b).

2.3 Compliance With Laws and Contractual Obligations. Borrower will (a) comply with and shall cause each of its Subsidiaries to comply with (i) the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, laws, rules, regulations and orders relating to taxes, employer and employee contributions, securities, employee retirement and welfare benefits, environmental protection matters and employee health and safety) as now in effect and which may be imposed in the future in all jurisdictions in which Borrower or any of its Subsidiaries is now doing business or may hereafter be doing business and (ii) the obligations, covenants and conditions contained in all Contractual Obligations of Borrower or any of its Subsidiaries, other than, with respect to the foregoing clauses (i) and (ii), those laws, rules, regulations, orders and provisions of such Contractual Obligations the noncompliance with which could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (b) maintain or obtain and shall cause each of its Subsidiaries to maintain or obtain all licenses, qualifications and permits now held or hereafter required to be held by Borrower or any of its Subsidiaries, for which the loss, suspension, revocation or failure to obtain or renew, could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. This Section shall not preclude Borrower or its Subsidiaries from contesting any taxes or other payments, if they are being diligently contested in good faith in a manner which stays enforcement thereof and if appropriate expense provisions have been recorded in conformity with GAAP. Borrower represents and warrants that it (i) is in compliance and each of its Subsidiaries is in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority and the obligations, conditions and covenants contained in all Contractual Obligations other than those laws, rules, regulations, orders and provisions of such Contractual Obligations the noncompliance with which could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (ii) maintains and each of its Subsidiaries maintains all licenses, qualifications and permits referred to above.

2.4 Maintenance of Properties; Insurance. Borrower will maintain or cause to be maintained in good repair, working order and condition (ordinary wear and tear excepted) all properties used in the business of Borrower and its Subsidiaries and will make or cause to be made all appropriate repairs, renewals and replacements thereof. Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, public liability and property damage insurance with respect to its business and properties and the business and properties of its Subsidiaries against loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in similar businesses and in amounts reasonably acceptable to Agent and will deliver evidence thereof to Agent. Borrower will maintain business interruption insurance in amounts reasonably required by Agent from time to time. Borrower shall cause Agent, pursuant to endorsements and/or assignments in form and substance reasonably satisfactory to Agent, to be named as Lenders’ loss payee in the case of casualty insurance, additional insured in the case of all liability insurance and assignee in the case of all business interruption insurance, in each case for the benefit of Lenders. Borrower represents and warrants that it and each of its Subsidiaries currently maintains all material properties as set forth above and maintains all insurance described above. In the event Borrower fails to provide Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at Borrower’s expense to protect Lenders’ interests in the Collateral. This insurance may, but need not, protect Borrower’s interests. The coverage purchased by Agent may not pay any claim made by Borrower or any claim that is made against Borrower in connection with the Collateral. Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrower has obtained insurance as required by this Agreement. If Agent purchases insurance for the Collateral, Borrower will be responsible for the costs of that insurance, including interest and other Charges imposed by Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance Borrower is able to obtain on its own.

2.5 Inspection; Agent Meeting. Upon reasonable notice, Borrower shall permit any authorized representatives of Agent to visit, audit, appraise and inspect the Collateral and Borrower’s and its Subsidiaries’ financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and business with its and their officers and certified public accountants, at such reasonable times during normal business hours and as often as may be reasonably requested; provided, that while any Event of Default is occurring no notice to Borrower shall be required. Any such visits, audits, collateral audits, appraisals and inspections shall be at Borrower’s sole cost and expense; provided, however, that if no Default or Event of Default has occurred or is continuing, Agent shall not conduct more than (x) two (2) visits per calendar year, (y) one (1) collateral audit per calendar year and (z) one appraisal per year; provided further, however, so long as no Default or Event of Default has occurred and is continuing, the aggregate cost to borrower of any such visits (exclusive of any collateral audits or appraisals) shall not exceed Ten Thousand Dollars ($10,000.00) per calendar year. Without in any way limiting the foregoing, Borrower will participate and will cause its key management personnel and those of its Subsidiaries to participate in a meeting with Agent at least once during each year, which meeting shall be held at Borrower’s offices at such time as may be reasonably requested by Agent.

2.6 Organizational Existence. Borrower will and will cause its Subsidiaries to at all times preserve and keep in full force and effect its organizational existence and all rights and franchises material to its business.

2.7 Environmental Matters. Borrower shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance, in all material respects, with all Environmental Laws and Environmental Permits; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply, in all material respects, with Environmental Laws and Environmental Permits pertaining to the presence. generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate; (c) notify Agent promptly after Borrower or any Person within its control becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate; and (d) promptly forward to Agent a copy of any order, notice, request for information or any communication or report received by Borrower or any Person within its control in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If Agent at any time has a reasonable basis to believe that there may be a violation, in any material respect, of any Environmental Laws or Environmental Permits by Borrower or any Person under its control or any material Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, then Borrower and its Subsidiaries shall, upon Agent’s written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrower’s expense, as Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, and (ii) permit Agent or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as Agent reasonably deems appropriate, including subsurface sampling of soil and groundwater. Borrower shall reimburse Agent for the costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.

2.8 Landlords’ Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases. Borrower shall obtain a landlord’s agreement, mortgagee agreement or bailee letter, as applicable, from each lessor of leased property, mortgagee of owned property or bailee with respect to any warehouse or other location where Collateral is stored or located within 30 days of the Senior Obligations having been paid in full, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Agent. After the Closing Date, no real property or warehouse space shall be leased by Borrower or any Subsidiary, other than leases in effect as of the Closing Date, and no Inventory shall be shipped to a processor or converter under arrangements established after the Closing Date without the prior written consent of Agent or, unless and until a satisfactory landlord agreement or bailee letter, as appropriate, shall first have been obtained with respect to such location. Borrower shall and shall cause its Subsidiaries to timely and fully pay and perform their obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.

2.9 Meetings; Board Observer Rights.

(a) Borrower will hold meetings of its board of managers (the “Board”) on an as-needed basis, but not less frequently than once per Fiscal Quarter.

(b) Borrower will permit Agent to elect to have one representative present (whether in person or by telephone) in an observer capacity at all meetings of the Board. Agent shall have all rights at such meetings as a member of the Board (other than the right to vote). Borrower shall send to such observer representative all of the notices, information and other materials that are distributed to the Board and shall provide such observer representative with a notice and agenda of each meeting of the Board all at the same time and in the same manner as such notices, agenda, information and other materials are provided to the members of the Board. Borrower shall reimburse Agent for the reasonable expenses (including travel expenses) incurred by such Agent for its observer in attending the meetings of the Board

2.10 Further Assurances.

(a) Borrower shall, from time to time, execute such guaranties, financing statements, documents, security agreements and reports as Agent at any time may reasonably request to evidence, perfect or otherwise implement the guaranties and security for repayment of the Obligations contemplated by the Loan Documents.

(b) Borrower shall (i) cause each Person, upon its becoming a Subsidiary of Borrower (provided, that this shall not be construed to constitute consent by any Lender to any transaction not expressly permitted by the terms of this Agreement), promptly to guaranty the Obligations and to grant to Lenders a security interest in the real, personal and mixed property of such Person to secure the Obligations and (ii) pledge, or cause to be pledged, to Lenders, all of the Stock of such Subsidiary to secure the Obligations. The documentation for such guaranty, security and pledge shall be substantially similar to the Loan Documents executed concurrently herewith with such modifications as are reasonably requested by any Lender.

2.11 Account Control Agreements. Within one (1) day of the payment in full of the Senior Obligations, the Borrower shall have executed a tri-party agreement with any bank where the Borrower maintains a deposit account regarding such bank account pursuant to which such bank acknowledges the security interest of Lenders in such bank account, agrees to comply with instructions originated by Agent directing disposition of the funds in the bank account without further consent from Borrower or its Subsidiary, and agrees to subordinate and limit any security interest the bank may have in the bank account on terms satisfactory to Agent.

SECTION 3

NEGATIVE COVENANTS

Borrower agrees that from and after the date hereof until the Termination Date unless otherwise agreed to by Agent:

3.1 Limitation on Indebtedness. Borrower shall not create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under this Agreement, other Loan Documents and the Senior Financing Documents;

(b) Indebtedness incurred or assumed by Borrower or any of its Subsidiaries for the purpose of financing all or any part of the cost of acquiring any fixed or capital assets (whether pursuant to a loan or a Capital Lease), provided that, both at the time of and immediately after giving effect to the incurrence thereof, the aggregate amount of such Indebtedness shall not exceed One Hundred Thousand Dollars ($100,000);

(c) current unsecured trade, utility or nonextraordinary accounts payable (including, without limitation, operating leases and short term Indebtedness owed to vendors) arising in the ordinary course of Borrower’s or any its Subsidiaries business;

(d) Indebtedness in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made in accordance with Section 2.3;

(e) Indebtedness arising from judgments or decrees in circumstances not constituting an Event of Default under Section 7.1;

(f) Indebtedness secured by Permitted Encumbrances;

(g) Indebtedness of a Subsidiary existing at the time such subsidiary is acquired by Borrower or any of its Subsidiaries in an acquisition permitted hereunder; and

(h) Indebtedness arising under the NMD Notes.

3.2 Liens and Related Matters.

(a) No Liens. Borrower shall not create, incur, assume or suffer to exist any Lien upon any of Borrower’s or its Subsidiary’s property, assets or revenues, whether now owned or hereafter acquired, except for Permitted Encumbrances.

(b) No Negative Pledges. Borrower shall not enter into any agreement, document or instrument (excluding this Agreement, the other Loan Documents and the Senior Financing Documents) which would (i) restrict or prevent Borrower or any of its Subsidiaries from granting Liens upon, security interests in and pledges of their respective assets (including, but not limited to, motor vehicles) which are senior in priority to all other Liens, except for the Permitted Encumbrances, or (ii) restrict the ability of any Subsidiary of Borrower (a) to pay or make dividends or distributions in cash or kind to Borrower, (b) to make loans, advances or other payments of whatever nature to Borrower or any of Borrower’s other Subsidiaries, or (c to make transfers or distributions of all or any part of its assets to Borrower or any of its other Subsidiaries.

3.3 Limitation on Investments, Loans and Advances. Borrower shall not make or allow to remain outstanding any Investment (whether such Investment shall be in shares of stock, evidences of indebtedness or other securities or otherwise) in, or any loans or advances to, any Person, firm, corporation or other entity or association, other than:

(a) Permitted Investments;

(b) Existing Investments by Borrower in its Subsidiaries;

(c) extensions of trade credit in the ordinary course of business;

(d) Investments in respect of Hedging Transactions; or

(e) loans and advances to employees, officers and directors of Borrower or its Subsidiaries provided that both at the time of and immediately after giving effect to any such Investment, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the aggregate amount of such Investments shall not exceed Fifty-Five Thousand Dollars ($55,000) at any one time outstanding.

3.4 Contingent Obligations. Borrower shall not and shall not cause or permit its Subsidiaries to directly or indirectly create or become or be liable with respect to any Contingent Obligation except:

(a) those resulting from endorsement of negotiable instruments for collection in the ordinary course of business; and

(b) those existing on the Closing Date and described in Schedule 3.4.

3.5 Restricted Payments. Borrower shall not declare or make, or permit any Subsidiary of Borrower to declare or make, any distributions, dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any of its Capital Stock, as applicable, or purchase, redeem or otherwise acquire for value any Capital Stock, or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding (collectively, “Restricted Payments”), other than (i) payments of dividends or distributions made while Borrower maintains its status as a limited liability company taxed as a partnership, in each case in amounts equal to the Permitted Tax Distributions for such applicable periods and (ii) Restricted Payments in connection with the Palatine Redemption Agreement.

3.6 Restriction on Fundamental Changes. Borrower shall not and shall not cause or permit its Subsidiaries to directly or indirectly: (a) amend, modify or waive any term or provision of its organizational documents, including its articles of incorporation, certificate of formation, certificates of designations pertaining to preferred stock, by-laws, partnership agreement or operating agreement in any manner which materially adversely affects Lenders; (b) enter into any transaction of merger or consolidation; (c) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); or (d) acquire by purchase or otherwise acquire all or any substantial part of the business or assets of any other Person.

3.7 Disposal of Assets. Borrower shall not and shall not cause or permit its Subsidiaries to directly or indirectly convey, sell, lease, sublease, transfer or otherwise dispose of, or grant any Person an option to acquire, in one transaction or a series of related transactions, any of its property, business or assets, whether now owned or hereafter acquired, except for sales and/or leases of Inventory in good faith to customers for fair value in the ordinary course of business and dispositions of obsolete Equipment not used or useful in the business.

3.8 Transactions with Affiliates. Borrower shall not and shall not cause or permit its Subsidiaries to directly or indirectly enter into or permit to exist any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliates of Borrower or any of its Subsidiaries, except transactions in the ordinary course of Borrower’s or any of its Subsidiaries’ businesses and upon fair and reasonable terms which are fully disclosed to Lenders and are no less favorable to Borrower or any of its Subsidiaries than they could obtain in a comparable arm’s length transaction from unrelated third parties.

3.9 Conduct of Business. Borrower shall not and shall not cause or permit its Subsidiaries to directly or indirectly engage in any business other than businesses of the type presently conducted by Borrower or any Subsidiary, or reasonably related thereto.

3.10 Changes Relating to Indebtedness. Except as permitted pursuant to the terms of the subordinated and/or intercreditor agreement under the Senior Financing Documents, Borrower shall not and shall not cause or permit its Subsidiaries to directly or indirectly change or amend the terms of any of its Indebtedness permitted by Section 3.1 if the effect of such amendment is to: (a) increase the interest rate on such Indebtedness; (b) accelerate the dates upon which payments of principal or interest are due on or increase the principal amount of such Indebtedness; (c) make more restrictive any event of default or add or make more restrictive any covenant with respect to such Indebtedness; (d) change the redemption or prepayment provisions of such Indebtedness; (e) change the subordination provisions thereof (or the subordination terms of any guaranty thereof); (f) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to Borrower or Lenders; or (g) increase the portion of interest payable in cash with respect to any Indebtedness for which interest is payable by the issuance of payment-in-kind notes or is permitted to accrue.

3.11 Fiscal Year. Borrower shall not change its Fiscal Year or permit any of its Subsidiaries to change their respective Fiscal Years.

3.12 [Reserved].

3.13 Subsidiaries. Subject to Section 2.10, Borrower shall not and shall not cause or permit its Subsidiaries to directly or indirectly establish, create or acquire any new Subsidiary.

3.14 Bank Accounts. Borrower shall not and shall not cause or permit its Subsidiaries to establish any new bank accounts without prior written notice to Agent. Borrower shall maintain all of its deposit and investment accounts with the financial institutions that provide the indebtedness under the Senior Financing Documents or as set forth in the schedules thereto.

3.15 Hazardous Materials. Borrower shall not and shall not cause or permit its Subsidiaries to cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any material respect, or faun the basis for any material Environmental Liabilities by Borrower or any of its Subsidiaries under, any Environmental Laws or Environmental Permits or (b) otherwise materially and adversely impact the value or marketability of any of the Real Estate or any of the Collateral.

3.16 ERISA. Borrower shall not and shall not cause or permit any ERISA Affiliate to, cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Material Adverse Effect.

3.17 Sale Leasebacks. Borrower shall not and shall not cause or permit any of its Subsidiaries to engage in any sale leaseback, synthetic lease or similar transaction involving any of its assets.

3.18 Prepayments of Other Indebtedness. Borrower shall not, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness, other than (1) the Obligations; (ii) intercompany Indebtedness reflecting amounts owing to Borrower and (in) Borrower’s indebtedness pursuant to the Senior Facility and the NMD Notes.

3.19 Guaranties. Borrower shall not assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person.

3.20 Organization. Borrower shall not change its jurisdiction of organization, any organizational identification number assigned to Borrower; or Borrower’s federal taxpayer identification number.

SECTION 4

FINANCIAL COVENANTS/REPORTING

Borrower covenants and agrees that from and after the date hereof until the Termination Date, Borrower shall perform and comply with all covenants in this Section 4.

4.1 Financial Statements and Other Reports. Borrower will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of Financial Statements in conformity with GAAP (it being understood that monthly Financial Statements are not required to have footnote disclosures). Borrower will deliver each of the Financial Statements and other reports described below to Agent, all in form reasonably acceptable to Agent.

(a) Monthly Financials. As soon as available and in any event within thirty (30) days after the end of each month (including the last month of Borrower’s Fiscal Year), Borrower will deliver to Agent electronically in Microsoft Excel format the consolidated balance sheets of Borrower and its Subsidiaries, as at the end of such month, and the related consolidated statements of income, profits and losses, stockholders’ equity and cash flow for such month and for the period from the later of: (i) the beginning of the then current Fiscal Year of Borrower and (ii) the Closing Date.

(b) Year-End Financials. As soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year of Borrower, Borrower will deliver to Agent (1) the consolidated and consolidating balance sheets of Borrower and its Subsidiaries, as at the end of such year, and the related consolidated statements of income, and statement of retained earnings for such Fiscal Year, (2) a report with respect to the consolidated Financial Statements from a firm of Certified Public Accountants selected by Borrower and reasonably acceptable to Agent, which report shall be prepared in accordance with Statement of Auditing Standards No. 58 (the “Statement”) “Reports on Audited Financial Statements” and such report shall be “Unqualified” (as such term is defined in such Statement).

(c) Accountants’ Reports. Promptly upon receipt thereof, Borrower will deliver to Agent copies of all significant reports submitted by Borrower’s firm of certified public accountants in connection with each annual, interim or special audit or review of any type of the Financial Statements or related internal control systems of Borrower and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their services.

(d) Management Report. Together with each delivery of Financial Statements of Borrower pursuant to Sections 4.1(a) and (b), Borrower will deliver to Agent, in electronic form and hard copy, a management report (1) describing the operations and financial condition of Borrower and its Subsidiaries for the applicable period then ended and the portion of the current Fiscal Year then elapsed (or for the Fiscal Year then ended in the case of year-end financials) and (2) discussing the reasons for any significant variations. The information above and the Financial Statements shall be presented in reasonable detail and shall be certified by the chief financial officer of Borrower to the effect that such information fairly presents the results of operations and financial condition of Borrower and its Subsidiaries as at the dates and for the periods indicated.

(e) Projections. As soon as available and in any event no later than the last day of each of Borrower’s Fiscal Years, Borrower will deliver to Agent Projections of Borrower and its Subsidiaries for the forthcoming one (1) Fiscal Year, year by year, and for the forthcoming Fiscal Year, month by month.

(f) Filings and Press Releases. Promptly upon their becoming available, Borrower will deliver copies of (1) all Financial Statements, reports, notices and proxy statements sent or made available by Borrower or any of its Subsidiaries to their Stockholders, (2) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission, any Governmental Authority or any private regulatory authority, and (3) all press releases and other statements made available by Borrower or any of its Subsidiaries to the public concerning developments in the business of any such Person.

(g) Events of Default, Etc. Promptly upon any officer of Borrower obtaining knowledge of any of the following events or conditions, Borrower shall deliver copies of all notices given or received by Borrower or any of its Subsidiaries with respect to any such event or condition and a certificate of Borrower’s chief executive officer specifying the nature and period of existence of such event or condition and what action Borrower or any of its Subsidiaries has taken, is taking and proposes to take with respect thereto: (1) any condition or event that constitutes, or which could reasonably be expected to result in the occurrence of, an Event of Default or Default; (2) any notice that any Person has given to Borrower or any of its Subsidiaries or any other action taken with respect to a claimed default or event or condition of the type referred to in Section 7.1(b); (3) any event or condition that could reasonably be expected to result in any Material Adverse Effect; or (4) any default or event of default with respect to any Indebtedness of Borrower or any of its Subsidiaries.

(h) Litigation. Promptly upon any officer of Borrower obtaining knowledge of (1) the institution of any action, charge, claim, demand, suit, proceeding, petition, governmental investigation, tax audit or arbitration now pending or, to the best knowledge of Borrower after due inquiry, threatened against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries (“Litigation”) not previously disclosed by Borrower to Agent or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting Borrower or any property of Borrower that, in each case under the preceding clauses (1) and (2), could reasonably be expected to have a Material Adverse Effect, Borrower will promptly give notice thereof to Agent and provide such other information as may be reasonably available to Borrower to enable Agent and its counsel to evaluate such matter.

(i) Notice of Corporate and other Changes. Borrower shall provide prompt written notice of (1) all jurisdictions in which Borrower becomes qualified after the Closing Date to transact business, (2) any change after the Closing Date in the authorized and issued Stock of any Borrower or any Subsidiary of any Borrower or any amendment to their articles or certificate of incorporation, by-laws, partnership agreement or other organizational documents; (3) any Subsidiary created or acquired by any Borrower or any of its Subsidiaries after the Closing Date, such notice, in each case, to identify the applicable jurisdictions, capital structures or Subsidiaries, as applicable, and (4) any other event that occurs after the Closing Date which would cause any of the representations and warranties in Section 5 of this Agreement or in any other Loan Document to be untrue or misleading in any material respect. The foregoing notice requirement shall not be construed to constitute consent by Lenders to any transaction referred to above which is not expressly permitted by the terms of this Agreement.

(j) Conference Call. On a monthly basis, Borrower shall make its chief executive officer and chief financial officer (without regard to the title(s) actually given to the Persons discharging the duties customarily discharged by officers with those titles) available for a telephone conference to discuss with Agent Borrower’s financial condition and other matters relevant to Agent. Agent shall initiate such call and shall provide Borrower with at least two (2) Business Days prior notice of such conference call.

(k) Other Information. With reasonable promptness, Borrower will deliver such other information and data with respect to itself or any Subsidiary as from time to time may be reasonably requested by Agent.

(l) Compliance Certificate. As soon as available and in any event within (i) forty-five (45) days after the end of each Fiscal Quarter (including the last Fiscal Quarter of Borrower’s Fiscal Year) and (ii) within thirty (30) days after the end of each month, Borrower will deliver to Agent a fully and properly completed Compliance Certificate (in substantially the same form as Exhibit 4.1) (the “Compliance Certificate”) electronically in Microsoft Excel format, followed by a hard copy signed by Borrower’s chief executive officer or chief financial officer.

(m) Taxes. Borrower shall provide Agent prompt written notice of (i) the execution or filing with the IRS or any other Governmental Authority of any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges by Borrower or any of its Subsidiaries and (ii) any agreement by Borrower or any of its Subsidiaries or request directed to Borrower or any of its Subsidiaries to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, that could reasonably be expected to have a Material Adverse Effect.

(n) Notices Under Other Indebtedness. Borrower shall provide Agent copies of all certificates (including borrowing base certificates), notices, and other information delivered to Borrower by, or received by Borrower from, any other lender, including the lender in respect of the Senior Facility, contemporaneously with such delivery or promptly after such receipt.

4.2 Accounting Terms Utilization of GAAP for Purposes of Calculations Under Agreement. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial Statements and other information furnished to Agent pursuant to Section 4.1 or any other section (unless specifically indicated otherwise) shall be prepared in accordance with GAAP as in effect at the time of such preparation (other than with respect to the characterization of leases, which shall be governed by GAAP in effect prior to the effectiveness of FAS 13/ASC 842) subject in the case of any interim Financial Statements to year-end adjustments; provided, that no Accounting Change shall affect financial covenants, standards or terms in this Agreement; provided, further that Borrower shall prepare footnotes to the Financial Statements required to be delivered hereunder that show the differences between the Financial Statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). All such adjustments described in clause (c) of the definition of the term Accounting Changes resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made.

4.3 Financial Covenants and Ratios. Beginning with the Fiscal Quarter ending March 31, 2026, Borrower shall comply with and maintain each of the financial covenants and ratios as set forth on Exhibit 4.3. Borrower’s compliance with the financial covenants and ratios shall be measured in accordance with GAAP and using the information set forth in the Financial Statements provided by Borrower in accordance with Section 4.1 (and, at Agent’s option, any other information available to Agent).

4.4 Limitation on Capital Expenditures. Borrower will not contract for, purchase or make any expenditure of commitments for Unfinanced Capital Expenditures in any fiscal year in an aggregate amount in excess of Five Hundred Fifty Thousand Dollars ($550,000.00).

4.5 Notice to Agent of Certain Events. Borrower shall provide Agent with written notice promptly upon the occurrence of any of the following events, which written notice shall be with reasonable particularity as to the facts and circumstances in respect of which such notice is being given:

(a) Any change in Borrower’s chief executive officer or chief financial officer (without regard to the title(s) actually given to the Persons discharging the duties customarily discharged by officers with those titles).

(b) Any ceasing of Borrower’s making of payment, in the ordinary course, to any of its creditors (other than its ceasing of making of such payments on account of a de minimis dispute).

(c) Any failure by Borrower to pay rent at any of Borrower’s locations, which failure continues for more than fifteen (15) days following the last day on which such rent was payable.

(d) Any material adverse change in the business, operations, or financial affairs of Borrower.

(e) Any intention on the part of Borrower to discharge Borrower’s present independent accountants or any withdrawal or resignation by such independent accountants from their acting in such capacity.

SECTION 5

REPRESENTATIONS AND WARRANTIES

To induce Agent and Lenders to enter into this Agreement and the other Loan Documents, Borrower represents, warrants and covenants to Lenders that the following statements are, and will remain, true, correct and complete until the Termination Date:

5.1 Disclosure. No representation or warranty of Borrower contained in this Agreement, the Financial Statements referred to in Section 5.5, or any other document, certificate or written statement furnished to Lenders by or on behalf of any such Person for use in connection with the Loan Documents contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made, it being recognized by Agent that the projections and forecasts provided by Borrower to Agent in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

5.2 No Material Adverse Effect. Since December 31, 2022, to Borrower’s knowledge, there have been no events or changes in facts or circumstances affecting the business of Borrower which individually or in the aggregate have had or could reasonably be expected to have a Material Adverse Effect and that have not been disclosed herein or in the attached Disclosure Schedules.

5.3 No Conflict. The consummation of the transactions contemplated by this Agreement does not and will not violate or conflict with any laws, rules, regulations or orders of any Governmental Authority applicable to the Borrower, or violate or conflict with, result in a breach of, or constitute a default (with due notice or lapse of time or both) under any Contractual Obligation or organizational documents of Borrower or any of its Subsidiaries except if such violations, conflicts, breaches or defaults could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and except as to which applicable consents or waivers have been obtained.

5.4 Organization, Powers, Capitalization and Good Standing.

(a) Organization and Powers. Borrower and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and qualified to do business in all states where such qualification is required except where failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Borrower and each of its Subsidiaries has all requisite organizational power and authority to own and operate its properties, to carry on its business as now conducted, to enter into this Agreement and the other Loan Documents to which it is a party and to incur the Obligations, grant liens and security interests in the Collateral.

(b) Capitalization. As of the Closing Date: (i) the authorized Stock of each of Borrower and each of its Subsidiaries is as set forth on Schedule 5.4(b); (ii) all issued and outstanding Stock of Borrower and each of its Subsidiaries is duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens, and such Stock was issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities; (iii) the identity of the holders of the Stock of Borrower and each of its Subsidiaries and the percentage of their fully diluted ownership of the Stock of each of Borrower and each of its Subsidiaries is set forth on Schedule 5.4(b); and (iv) no Stock of Borrower or any of its Subsidiaries, other than those described above, is issued and outstanding. Except as provided in Schedule 5.4(b), as of the Closing Date, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from Borrower or any of its Subsidiaries of any Stock of any such entity.

(c) Binding Obligation. This Agreement is, and the other Loan Documents when executed and delivered will be, the legally valid and binding obligations of Borrower, each enforceable against Borrower in accordance with its terms.

5.5 Financial Statements and Projections. All Financial Statements concerning Borrower and its Subsidiaries which have been or will hereafter be furnished to Agent pursuant to this Agreement, including those listed below, have been or will be prepared in accordance with GAAP consistently applied (except as disclosed therein) and do or will present fairly the financial condition of the entities covered thereby as at the dates thereof and the results of their operations for the periods then ended, subject to, in the case of unaudited Financial Statements, the absence of footnotes, and normal year end adjustments. The Projections delivered on or prior to the Closing Date and the updated Projections delivered pursuant to Section 4.1(e) represent and will represent as of the date thereof the good faith estimate of Borrower and its senior management concerning the most probable course of its business.

5.6 Intellectual Property. Borrower and each of its Subsidiaries owns, is licensed to use or otherwise has the right to use, all Intellectual Property used in or necessary for the conduct of its business as currently conducted that is material to the financial condition, business or operations of Borrower and its Subsidiaries and all such Intellectual Property that is registered with the United States Patent and Trademark Office or the subject of a pending application is identified on Schedule 5.6. Except as disclosed in Schedule 5.6, to Borrower’s knowledge, the use of such Intellectual Property by Borrower and its Subsidiaries and the conduct of their businesses does not and has not been alleged by any Person to infringe on the rights of any Person.

5.7 Investigations, Audits, Etc. As of the Closing Date, except as set forth on Schedule 5.7, neither Borrower nor any of its Subsidiaries is the subject of any review or audit by the IRS or any governmental investigation concerning the violation or possible violation of any law.

5.8 Employee Matters. Neither Borrower nor any of its Subsidiaries nor any of their respective employees is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of Borrower or any of its Subsidiaries and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of Borrower or any of its Subsidiaries, (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of Borrower after due inquiry, threatened between Borrower or any of its Subsidiaries and its respective employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and (d) hours worked by and payment made to employees of Borrower and each of its Subsidiaries comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters.

5.9 Solvency. Each of Borrower and its Subsidiaries is Solvent, both before and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents.

5.10 Litigation; Adverse Facts. Except as set forth on Schedule 5.10, there are no judgments outstanding against Borrower or any of its Subsidiaries or affecting any property of Borrower or any of its Subsidiaries, nor is there any Litigation pending, or to the best knowledge of Borrower threatened, against Borrower or any of its Subsidiaries.

5.11 Margin Regulations; Use of Proceeds. No part of the proceeds of the Loan will be used for “buying” or “carrying” “margin stock” within the respective meanings of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any other purpose that violates the provisions of the regulations of the Board of Governors of the Federal Reserve System. If requested by Agent, Borrower will furnish to Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G 3 or FR Form U 1, as applicable, referred to in Regulation U.

5.12 Ownership of Property; Liens. As of the Closing Date, the real estate (“Real Estate”) listed in Schedule 5.12 constitutes all of the real property leased, subleased, or used by Borrower or any of its Subsidiaries. Borrower and each of its Subsidiaries holds valid leasehold interests in all of its leased Real Estate, all as described on Schedule 5.12, and copies of all such leases or a summary of terms thereof reasonably satisfactory to Agent have been delivered to Agent. Borrower and each of its Subsidiaries also has good and marketable title to, or valid leasehold interests in, all of its personal property and assets. Other than Permitted Encumbrances, as of the Closing Date, none of the properties and assets of Borrower or any of its Subsidiaries are subject to any Liens, and there are no facts, circumstances or conditions known to Borrower that may result in any Liens (including Liens arising under Environmental Laws) against the properties or assets of Borrower or any of its Subsidiaries. Borrower and each of its Subsidiaries has received all deeds, assignments, waivers, consents, nondisturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary, in Borrower’s reasonable opinion, to establish, protect and perfect Borrower’s or such Subsidiary’s right, title and interest in and to all such properties and assets. As of the Closing Date, no portion of Borrower’s or any of its Subsidiaries’ Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied. As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect. No Borrower nor any of its Subsidiaries owns fee title to any real property.

5.13 Environmental Matters. Except as set forth in Schedule 5.13, as of the Closing Date: (a) to Borrower’s knowledge, the Real Estate is free of contamination from any Hazardous Material; (b) neither Borrower nor any of its Subsidiaries has caused or suffered to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of their Real Estate; (c) Borrower and its Subsidiaries are compliance, in all material respects, with all Environmental Laws; (d) Borrower and its Subsidiaries have obtained, and are in compliance, in all material respects, with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted and all such Environmental Permits remain in full force and effect; (e) neither Borrower nor any of its Subsidiaries is involved in any Releases of Hazardous Materials; (f) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material; (g) no notice has been received by Borrower or any of its Subsidiaries identifying any of them as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes, and to the knowledge of Borrower, there are no facts, circumstances or conditions that may result in any of Borrower or its Subsidiaries being identified as a “potentially responsible party” under CERCLA or analogous state statutes; and (h) Borrower has provided to Agent copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities relating to Borrower or its Subsidiaries.

5.14 ERISA.

(a) Schedule 5.14 lists all Plans and separately identifies all Pension Plans, including Title IV Plans, Multiemployer Plans, ESOPs and Welfare Plans, including all Retiree Welfare Plans. Copies of all such listed Plans, together with a copy of the latest form IRS/DOL 5500-series for each such Plan have been made available to Agent. To the Borrower’s knowledge, nothing has occurred, which would cause the loss of the qualified status of any Qualified Plan. Each Plan is in material compliance with the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA. Neither Borrower nor any ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan. Neither Borrower nor any ERISA Affiliate has engaged in a “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, in connection with any Plan, that is reasonably likely to subject Borrower to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.

(b) Except as set forth in Schedule 5.14: (i) Borrower does not maintain or sponsor any Title IV Plan; (ii) there are no pending, or to the knowledge of Borrower, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; and (iii) neither Borrower nor any ERISA Affiliate has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan.

5.15 Brokers. No broker or finder acting on behalf of Borrower or its Affiliates brought about the closing of the transactions contemplated hereby, and neither Borrower nor its Affiliates have any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

5.16 Deposit and Disbursement Accounts. Schedule 5.16 lists all banks and other financial institutions at which Borrower maintains deposit or other accounts as of the Closing Date, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.17 Agreements and Other Documents. As of the Closing Date, Borrower has provided to Agent or its counsel accurate and complete copies (or summaries) of all of the following agreements or documents to which it is subject and each of which is listed in Schedule 5.17: any contractual obligations not terminable by Borrower within sixty (60) days following written notice issued by Borrower and involving transactions in excess of $50,000 per annum; licenses and permits held by Borrower, the absence of which could reasonably be expected to have a Material Adverse Effect; instruments and documents evidencing any Indebtedness or Guaranteed Indebtedness of Borrower and any Lien granted by Borrower with respect thereto; and instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of Borrower.

5.18 [Reserved].

5.19 ADA Compliance. Borrower is in material compliance with the Americans with Disabilities Act of 1990 (“ADA”). If at any time any renovations of Borrower’s facilities or modifications of Borrower’s employment practices shall be required to bring them into material compliance with the ADA, Borrower shall notify Agent within thirty (30) days and Borrower shall provide Agent with a copy of its plan to come into compliance.

5.20 Patriot Act. Borrower certifies that, to the best of Borrower’s knowledge, neither Borrower nor any of its Subsidiaries has been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. Borrower hereby acknowledges that Lenders seek to comply with all applicable laws concerning money laundering and related activities. In furtherance of those efforts, Borrower hereby represents, warrants and agrees that: (i) none of the cash or property that Borrower or any of its Subsidiaries will pay or will contribute to Lenders has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by Borrower or any of its Subsidiaries to Lenders, to the extent that they are within Borrower’s and/or its Subsidiaries’ control shall cause Lenders to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. Borrower shall promptly notify Lenders if any of these representations ceases to be true and accurate regarding either Borrower or any of its Subsidiaries. Borrower agrees to provide Lenders any additional information regarding either Borrower or any of its Subsidiaries that Lenders deem necessary or convenient to ensure compliance with all applicable laws concerning money laundering and similar activities. Borrower understands and agrees that if at any time it is discovered that any of the foregoing representations are incorrect, or if otherwise required by applicable law or regulation related to money laundering similar activities, Lenders may undertake appropriate actions to ensure compliance with applicable law or regulation. Borrower further understands that Lenders may release confidential information about either Borrower and its Subsidiaries and, if applicable, any underlying beneficial owners, to proper governmental authorities if any Lender, in its sole discretion, determines that it is in the best interests of such Lender in light of relevant rules and regulations under the laws set forth in subsection (ii) above.

SECTION 6

APPOINTMENT OF AGENT

6.1 Appointment of Agent. The Agent is hereby appointed to act on behalf of all Lenders with respect to the administration of the Loan made to Borrower and to act as agent on behalf of all Lenders under this Agreement and the other Loan Documents, including with respect to the Collateral. In performing its functions and duties under this Agreement and the other Loan Documents, each of the Lenders hereby authorize the Agent to take such action as Agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto. Agent shall act solely as an agent of Lenders and does not assume or shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Lender, Borrower or any other Person. Agent shall not have any duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. The Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Except as expressly set forth in this Agreement and the other Loan Documents, Agent shall not have any duty to disclose, nor shall they be liable for failure to disclose, any information relating to any Lender that is communicated to or obtained by Agent or any of its Affiliates in any capacity. Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment.

If Agent shall request instructions from all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from all affected Lenders, and Agent shall not incur liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Agent be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the reasonable opinion of Agent expose Agent to environmental liabilities, or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of all affected Lenders, as applicable.

6.2 Rights as a Lender. The Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

6.3 Consultation with Experts. The Agent may consult with legal counsel (who may be counsel to the Borrower), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in accordance with the advice of such counsel, accountants or experts.

6.4 Indemnification. Each Lender severally agrees to indemnify Agent (to the extent not reimbursed by Borrower and without limiting the obligations of Borrower hereunder), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document; provided, that no Lender shall be liable to Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct of Agent as determined by a court of competent jurisdiction in a final and non-appealable judgment. Without limiting the foregoing, each Lender jointly and severally agrees to reimburse Agent promptly upon demand of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Borrower.

6.5 Liability of the Agent. The Agent shall not (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any Lender for any recital, statement, representation or warranty made by the Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any of its respective Affiliates.

6.6 Agent in Individual Capacity. The Agent (and any successor acting as Agent) and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower or its Subsidiaries as though the Agent was not the Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, the Agent or its Affiliates may receive information regarding the Borrower or its Subsidiaries (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them. The Agent may, in its individual capacity, make loans by assignment from a Lender or otherwise in accordance herewith and in such event the Agent shall have the same rights and powers under this Agreement as any other Lenders and may exercise the same as though it were not the Agent, and the terms “Lender”, shall, unless the context otherwise indicates, include the Agent in its individual capacity.

6.7 Resignation of Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation of Agent, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment within 30 days after the retiring Agent’s giving of notice of resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”) then the retiring the Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent, which may be any Lender hereunder or any commercial bank, or an Affiliate of a commercial bank, having an office in the United States of America and having a combined capital and surplus of at least $200,000,000. With effect from the Resignation Effective Date (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) except for any indemnity payments owed to the retiring Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as the Lenders appoint a successor Agent as provided for above. Upon the acceptance of its appointment as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent under the Loan Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 6 and all protective provisions of the other Loan Documents shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

6.8 Authorization to Enter Into, and Enforcement of, the Collateral Documents.

(a) Agent is hereby irrevocably authorized by each of the Lenders to take such action and exercise such powers under the Collateral Documents as Agent considers appropriate. Each Lender acknowledges and agrees that it will be bound by the terms and conditions of the Collateral Documents.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 7 for the benefit of all the Lenders; provided that the foregoing shall not prohibit (i) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents and (ii) any Lender from exercising setoff rights, or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any insolvency or bankruptcy law; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (a) the Lenders shall have the rights otherwise ascribed to Agent pursuant to Section 7 and (b) any Lender may, enforce any rights and remedies available to it and as authorized by all affected Lenders.

SECTION 7

DEFAULT, RIGHTS AND REMEDIES

7.1 Event of Default. “Event of Default” shall mean the occurrence or existence of any one or more of the following:

(a) Payment. Failure to pay any installment or other payment of (i) principal of the Loan when due, (ii) any interest on the Loan and (x) such failure shall have continued unremedied for a period of two (2) days or (y) if the Borrower shall have failed to pay any such amount on the day when such amount became due and payable more than four times during the term of this Agreement, when due, or (iii) any other amount due under this Agreement or any of the other Loan Documents and (x) such failure shall have continued for a period of ten (10) days or (y) if the Borrower shall have failed to pay any such amount on the day when such amount became due and payable more than four times during the term of this Agreement, when due; or

(b) Default in Other Agreements. (1) The acceleration of the payment of any unpaid Indebtedness under the Senior Facility, (2) Borrower or any of its Subsidiaries fails to pay when due or within any applicable grace period any principal or interest on Indebtedness (other than the Loan and the Senior Facility) or any Contingent Obligations, or (3) breach or default of Borrower or any of its Subsidiaries, or the occurrence of any condition or event, with respect to any Indebtedness (other than the Loan and the Senior Facility) or any Contingent Obligations, if the effect of such breach, default or occurrence is to cause or to permit the holder or holders then to cause, Indebtedness and/or Contingent Obligations having an individual principal amount in excess of $50,000 or having aggregate principal amount in excess of $50,000 to become or be declared due prior to their stated maturity; or

(c) Breach of Certain Provisions. Failure of Borrower to perform or comply with any term or condition contained in Section 3, Section 4.1, Section 4.3, Section 4.4, or Section 4.5 and such default is not remedied or waived within five (5) Business Days after the earlier of (1) receipt by the Borrower of notice from Agent of such default or (2) actual knowledge of Borrower of such default; or

(d) Breach of Warranty. Any representation, warranty, certification or other statement made by Borrower in any Loan Document or in any statement or certificate at any time given by such Person in writing pursuant or in connection with any Loan Document is false in any material respect (without duplication of materiality qualifiers contained therein) on the date made; or

(e) Other Defaults Under Loan Documents. Borrower defaults in the performance of or compliance with any term contained in this Agreement or the other Loan Documents (other than occurrences described in other provisions of this Section 7.1 for which a different grace or cure period is specified, or for which no cure period is specified and which constitute immediate Events of Default) and such default is not remedied or waived within thirty (30) days; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (1) A court enters a decree or order for relief with respect to Borrower in an involuntary case under the Bankruptcy Code, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (2) the continuance of any of the following events for forty-five (45) days unless dismissed, bonded or discharged: (a) an involuntary case is commenced against Borrower, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower, or over all or a substantial part of its property, is entered; or (c) а receiver, trustee or other custodian is appointed without the consent of Borrower, for all or a substantial part of the property of Borrower; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (1) Borrower commences a voluntary case under the Bankruptcy Code, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) Borrower makes any assignment for the benefit of creditors; or (3) the Board of Directors of Borrower adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 7.1(g); or

(h) Business Failure. Any act by, against, or relating to Borrower, or its property or assets, which act constitutes the determination, by Borrower, to initiate a program of partial or total self liquidation; application for, consent to, or sufferance of the appointment of a receiver, trustee, or other person, pursuant to court action or otherwise, over all, or any part of Borrower’s property; the granting of any trust mortgage or execution of an assignment for the benefit of the creditors of Borrower, or the occurrence of any other voluntary or involuntary liquidation for Borrower; the offering by or entering into by Borrower of any composition, extension, or any other arrangement seeking relief from or extension of the debts of any Borrower, or the initiation of any judicial or non judicial proceeding or agreement by, against, or including Borrower which seeks or intends to accomplish a reorganization or arrangement with creditors; and/or the initiation by or on behalf of Borrower of the liquidation or winding up of all or any part of any Borrower’s business or operations; or

(i) Judgment and Attachments. Any money judgment, writ or warrant of attachment, or similar process (other than those described elsewhere in this Section 7.1) involving (1) an amount in any individual case in excess of $250,000 or (2) an amount in the aggregate at any time in excess of $250,000 (in either case to the extent not adequately covered by insurance in Agent’s reasonable discretion as to which the insurance company has acknowledged coverage) is entered or filed against Borrower or any of its assets and remains, in the case of either (1) or (2) above, undischarged, unvacated, unbonded, unstayed for a period of thirty (30) days; or

(j) Dissolution. Any order, judgment or decree is entered against Borrower decreeing the dissolution or split up of Borrower and such order remains undischarged or unstayed for a period in excess of ten (10) days; or

(k) Invalidity of Loan Documents. Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or Borrower denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect; or

(l) ERISA Event. The occurrence of (i) a “reportable event”, as defined in ERISA, which is determined to constitute grounds for a distress termination by the Pension Benefit Guaranty Corporation of any Pension Plan subject to Title IV of ERISA maintained or contributed to by or on behalf of Borrower for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan and such reportable event is not corrected and such determination is not revoked within sixty (60) days after notice thereof has been given to the plan administrator of such Pension Plan (without limiting any of Agent’s other rights or remedies hereunder), or (ii) the institution of proceedings by the Pension Benefit Guaranty Corporation to terminate any such Pension Plan or (iii) the appointment of a trustee by the appropriate United States District Court to administer any such Pension Plan; or

(m) Change of Control. A Change of Control occurs; or

(n) Subordinated Indebtedness. The failure of Borrower or any creditor of Borrower or any of its Subsidiaries to comply with the terms of any subordination or intercreditor agreement or any subordination provisions of any note or other document running to the benefit of Lenders, or if any such document becomes null and void or any party denies further liability under any such document or provides notice to that effect; or

(o) Collateral Documents. Any Collateral Document shall at any time for any reason cease to be valid, binding and enforceable against Borrower or any of its Subsidiaries (other than in accordance with the terms thereof), as applicable, or the validity, binding effect or enforceability thereof shall be contested by Borrower, or Borrower or any of its Subsidiaries shall deny that it has any or further liability or obligation under any Collateral Document, or any such Loan Document shall be terminated (other than in accordance with the terms thereof), invalidated, revoked or set aside or in any way cease to give or provide to Agent or the Lenders the benefits purported to be created thereby; or

(p) Uninsured Casualty Loss. The occurrence of any uninsured loss, theft, damage, or destruction of or to any material portion of the Collateral of a value in excess of $500,000.00.

7.2 Acceleration and Other Remedies.

(a) Upon the occurrence and during the continuance of any Event of Default described in Sections 7.1(f), 7.1(g) or 7.1(h), all of the Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived by Borrower.

(b) Upon the occurrence and during the continuance of any Event of Default other than described in Sections 7.1(f), 7.1(g) or 7.1(h), Agent may, at its option, declare all or any portion of the Loan and all or any portion of the other Obligations thereunder to be, and the same shall forthwith become, immediately due and payable together with accrued interest thereon.

(c) Upon the occurrence and during the continuance of any Event of Default, Agent may exercise any other remedies which may be available under the Loan Documents or applicable law, including all remedies provided under the Code.

(d) Except as otherwise provided for in this Agreement or by applicable law, Borrower waives: (i) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lenders on which Borrower may in any way be liable, and hereby ratifies and confirms whatever Lenders may do in this regard, (ii) all rights to notice and a hearing prior to Lenders’ taking possession or control of, or to Lenders’ replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Lenders to exercise any of its remedies, and (iii) the benefit of all valuation, appraisal, marshaling and exemption laws.

7.3 Performance by Agent. If Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, Agent may perform or attempt to perform such covenant, duty or agreement on behalf of Borrower after the expiration of any cure or grace periods set forth herein. In such event, Borrower shall, at the request of Agent, promptly pay any amount reasonably expended by Agent in such performance or attempted performance to Agent, together with interest thereon at the highest rate of interest in effect upon the occurrence of an Event of Default as specified in Section 1.2(c) from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly agreed that Agent shall not have any liability or responsibility for the performance of any obligation of Borrower under this Agreement or any other Loan Document.

7.4 Application of Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of a Default or Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Lenders from or on behalf of Borrower, and Lenders shall have the continuing and exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Default or Event of Default against the Obligations in such manner as Lenders may deem advisable, consistent with the terms hereof, notwithstanding any previous application by Lenders and (b) in the absence of a specific determination by Lenders with respect thereto, the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied: first to the payment of Fees and expenses pursuant to Section 1.3(d) then due and payable, second, to accrued interest on the Loan (including any interest which but for the provisions of the Bankruptcy Code, would have accrued on such amounts), third, to reduce the outstanding principal balance of the Loan; and fourth to any other obligations of Borrower owing to Lenders under the Loan Documents. Any balance remaining shall be delivered to Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

SECTION 8
CONDITIONS TO THE CLOSING DATE

8.1 Conditions to the Closing Date. Agent and the Lenders shall not be obligated to enter into this Agreement, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner satisfactory to Agent, or waived in writing by Agent:

(a) Credit Agreement and other Loan Documents. This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrower, Agent and Lenders; and Agent Lenders shall have received such documents, instruments, certificates and agreements as Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, all in form and substance satisfactory to Agent in all respects.

(b) Approvals. Agent shall have received (i) satisfactory evidence that Borrower has obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents or (ii) an officer’s certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required.

(c) [Reserved].

(d) Capital Structure; Other Indebtedness; Material Contracts; Tax Effect. The capital structure and governing documents of Borrower and the terms and conditions of all Indebtedness and all other material contracts of Borrower and all documentation relating to the structure of the Borrower and the tax effects after giving effect to this Agreement shall be acceptable to Agent in its sole discretion.

(e) [Reserved].

(f) Representations and Warranties. All representations and warranties contained herein shall be true and correct, in all material respects.

(g) No Default. No Default or Event of Default shall exist hereunder.

(h) No Adverse Change. No event shall have occurred or failed to occur, which occurrence or failure is or could reasonably be expected to have a Material Adverse Effect upon the Borrower’s financial condition when compared with such financial condition at the date of the most recently delivered financial statements. In addition, no event shall have occurred or failed to occur which materially adversely affects any market, economic or political conditions, as determined by Agent in its sole discretion.

(i) [Reserved].

(j) Financing Statements. Agent shall have received filed copies of a UCC-1 financing statements against the Borrower in form and substance satisfactory to Agent.

(k) Lien Searches. The Agent shall have received lien searches against the Borrower indicating that there are no Liens against the Collateral except the Permitted Encumbrances.

(l) Insurance. Borrower shall have engaged an insurance agent reasonably acceptable to the Agent to provide the Borrower with insurance satisfactory to the Agent.

SECTION 9
MISCELLANEOUS

9.1 Indemnities. Borrower agrees to indemnify, defend, pay, and hold Lenders, and their officers, directors, employees, agents, and attorneys (the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs and expenses (including all reasonable fees and expenses of counsel to such Indemnitees) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Indemnitee as a result of such Indemnitees being a party to this Agreement or the transactions consummated pursuant to this Agreement including all costs, expenses, liabilities, and damages as may he suffered by any Indemnitee in connection with (i) the Collateral; (ii) the occurrence of any Default or Event of Default; or (iii) the exercise of any rights or remedies under any of the Loan Documents (each of which claims may be defended, compromised, settled, or pursued by the Indemnitee with counsel of its selection, but at the expense of Borrower) other than any claim as to which a final determination is made in a judicial proceeding (in which the Indemnitee has had an opportunity to be heard), which determination includes a specific finding that the Indemnitee seeking indemnification had acted in a grossly negligent manner, with willful misconduct or in actual bad faith. This indemnification shall survive payment of the Loan and/or any termination, release, or discharge executed by the Agent or Lenders in favor of the Borrower. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

9.2 Amendments and Waivers. Except for actions expressly permitted to be taken by Lenders as specifically set forth herein, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower and the Required Lenders.

9.3 Notices. Any notice or other communication required shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied (with hard copy to follow by U.S. mail), sent by overnight courier service or U.S. mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by fax, on the date of transmission if properly transmitted on a Business Day before 4:00 p.m. New York Time; (c) if delivered by overnight courier, one (1) Business Day after delivery to the courier properly addressed; or (d) if delivered by U.S. mail, four (4) Business Days after deposit with postage prepaid and properly addressed.

Notices shall be addressed as follows:

If to Borrower:

c/o Brookstone Partners IAC, Inc.
232 Madison Avenue, Suite 600
New York, New York 10016
Attn: Matthew Lipman

Telephone number: (212) 302-0699
Email:

with a copy to (which shall not constitute notice):

Nixon Peabody LLP

70 W. Madison St., Suite 5200

Chicago, IL 60602

Attn: Robert A. Drobnak
Telephone number: (312) 977-4348

Facsimile number: (844) 558-3818
Email:

If to Agent:

c/o Brookstone Partners IAC, Inc.
317 Madison Avenue, Suite 405
New York, New York 10017
Attn: Michael Toporek

Email:

with a copy to (which shall not constitute notice):

Nixon Peabody LLP

70 W. Madison St., Suite 5200

Chicago, IL 60602

Attn: Robert A. Drobnak
Telephone number: (312) 977-4348

Facsimile number: (844) 558-3818
Email:

9.4 Obligations Absolute; Failure or Indulgence Not Waiver; Remedies Cumulative. The payment and performance by Borrower of all of the Obligations shall be absolute and unconditional, irrespective of any defense or rights of set-off, recoupment or counterclaim Borrower might otherwise have against the Lenders, and Borrower shall pay and perform all of the Obligations, free of any deductions and without abatement, diminution, recoupment, counterclaim or set-off. Until payment in full of all of the Obligations, Borrower shall (a) not suspend or discontinue any payments required pursuant to the Note, this Agreement or any other Loan Document; and (b) perform and observe all of the other terms and provisions of this Agreement or any other Loan Documents. No failure or delay on the part of Agent or Lenders to exercise, nor any partial exercise of, any power, right or privilege hereunder or under any other Loan Documents shall impair such power, right, or privilege or be construed to be a waiver of any Default or Event of Default. All rights and remedies existing hereunder or under any other Loan Document are cumulative to and not exclusive of any rights or remedies otherwise available.

9.5 Marshaling; Payments Set Aside. Lenders shall not be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that Borrower makes payment(s) or Lenders enforce their Liens or Lenders exercise its right of set-off, and such payment(s) or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set off had not occurred.

9.6 Protection of Assets. Agent, in Agent’s discretion, and from time to time, may discharge any tax or Encumbrance (other than Permitted Encumbrances) on any of the Collateral or, upon and during the continuance of a Default or Event of Default, take any other action which the Agent may deem necessary or desirable to repair, insure, maintain, preserve, collect, or realize upon any of the Collateral. Agent shall not have any obligation to undertake any of the foregoing and shall have no liability on account of any action so undertaken except where there is a specific finding in a judicial proceeding (in which the Agent has had an opportunity to be heard), from which finding no further appeal is available, that the Agent had acted in actual bad faith or in a grossly negligent manner. The Borrower shall pay to the Agent, on demand, all amounts paid or incurred by the Agent pursuant to this Section.

9.7 Severability. The invalidity, illegality, or unenforceability in any jurisdiction of any provision under the Loan Documents shall not affect or impair the remaining provisions in the Loan Documents.

9.8 Headings. Section and subsection headings are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes or be given substantive effect.

9.9 Applicable Law. THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS WHICH DOES NOT EXPRESSLY SET FORTH APPLICABLE LAW SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

9.10 Successors and Assigns. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of Borrower, Agent, Lenders and their respective successors and permitted assigns (including, in the case of Borrower, a debtor-in-possession on behalf of such Borrower), except as otherwise provided herein or therein. Borrower may not assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Agent. Any such purported assignment, transfer, hypothecation or other conveyance by Borrower without the prior express written consent of Agent shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of Borrower, Agent or Lenders with respect to the transactions contemplated hereby and the Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

9.11 No Fiduciary Relationship; Limited Liability. No provision in the Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty owing to Borrower by Agent or Lenders. Borrower agrees that Agent and Lenders shall have no liability to Borrower (whether sounding in tort, contract or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless and to the extent that it is determined that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought as determined by a final non-appealable order by a court of competent jurisdiction. Agent and Lenders shall not have any liability with respect to, and Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.12 Construction. Agent, Lenders and Borrower acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by Agent, Lenders and Borrower.

9.13 Confidentiality. Lenders agree to exercise their best efforts to keep confidential any non-public information delivered pursuant to the Loan Documents and identified as such by Borrower and not to disclose such information to Persons other than to potential assignees or participants or to Persons employed by or engaged by Lenders, Agent’s or a Lender’s limited partners, or Agent’s or Lender’s attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services. The confidentiality provisions contained in this Section shall not apply to disclosures required to be made by Lenders to any regulatory or governmental agency or pursuant to legal process. The obligations of Lenders and Agent under this Section shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent and Lenders prior to the date hereof.

9.14 CONSENT TO JURISDICTION. BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED. IN ANY LITIGATION, TRIAL, ARBITRATION OR OTHER DISPUTE RESOLUTION PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, ALL DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS OF BORROWER OR ANY OF ITS AFFILIATES SHALL BE DEEMED TO BE EMPLOYEES OR MANAGING AGENTS OF BORROWER FOR PURPOSES OF ALL APPLICABLE LAW OR COURT RULES REGARDING THE PRODUCTION OF WITNESSES BY NOTICE FOR TESTIMONY (WHETHER IN A DEPOSITION, AT TRIAL OR OTHERWISE). BORROWER IN ANY EVENT WILL USE ALL COMMERCIALLY REASONABLE EFFORTS TO PRODUCE IN ANY SUCH DISPUTE RESOLUTION PROCEEDING ALL PERSONS, DOCUMENTS (WHETHER IN TANGIBLE, ELECTRONIC OR OTHER FORM) OR OTHER THINGS UNDER ITS CONTROL AND RELATING TO THE DISPUTE.

9.15 WAIVER OF JURY TRIAL. BORROWER AND LENDERS HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. BORROWER AND LENDERS ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWER AND LENDERS WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

9.16 Survival of Warranties and Certain Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the other Loan Documents. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in Sections 1.3, 1.8 and 8.1 shall survive the repayment of the Obligations and the termination of this Agreement.

9.17 Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior commitments, agreements, representations, and understandings, whether oral or written, relating to the subject matter hereof, and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. All Exhibits, Schedules and Annexes referred to herein are incorporated in this Agreement by reference and constitute a part of this Agreement.

9.18 Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one in the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

9.19 Delivery of Termination Statements and Mortgage Releases. Upon payment in full in cash and performance of all of the Obligations (other than indemnification Obligations), and a release of all claims against Agent and Lenders, and so long as no suits, actions proceedings, or claims are pending or threatened against any Indemnitee asserting any damages, losses or liabilities that are indemnified liabilities hereunder, Agent shall deliver to Borrower termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations, all at the expense of Borrower.

9.20 Participation. Borrower acknowledges that each Lender may, at its option, sell participation interests in, or assign all of its interest in, the Loan. Borrower agrees with each present and future participant or owner of the Loan that if an Event of Default should occur, each present and future participant or owner shall have all of the rights and remedies of such Lender with respect to any deposit due from any participant to the Borrower. The execution by a participant of a participation agreement with such Lender, and the execution by the Borrower of this Agreement, regardless of the order of execution, shall evidence an agreement between Borrower and said participant in accordance with the terms of this Section.

9.21 Protection of Collateral. Agent has no duty as to the collection or protection of the Collateral beyond the safe custody of such of the Collateral as may come into the possession of the Agent or otherwise required by applicable law.

9.22 Additional Waivers.

(a) Borrower (and all guarantors, endorsers, and sureties of the Obligations) make each of the waivers included in Section (b), below, knowingly, voluntarily, and intentionally, and understands that Lenders, in establishing the loans and other financial accommodations to or for the account of Borrower as provided herein, whether not or in the future, are relying on such waivers.

(b) EACH BORROWER, AND EACH SUCH GUARANTOR, ENDORSER, AND SURETY RESPECTIVELY WAIVES THE FOLLOWING:

(i) Except as otherwise specifically required hereby, notice of non payment, demand, presentment, protest and all forms of demand and notice, both with respect to the Obligations and the Collateral.

(ii) Except as otherwise specifically required hereby or applicable law, the right to notice and/or hearing prior to the Agent’s exercising of the Lenders’ rights upon default.

(iii) Any defense, counterclaim, set off, recoupment, or other basis on which the amount of any Obligations, as stated on the books and records of the Lenders, could be reduced or claimed to be paid otherwise than in accordance with the tenor of and written terms of such Obligation.

(iv) Any claim to consequential, special, or punitive damages.

9.23 Lenders Control. Borrower hereby acknowledges and agrees that Lenders (i) are not now, and have never been, in control of any of the Real Estate of Borrower or its Subsidiaries. and (ii) do not have the capacity through the provisions of the Loan Documents or otherwise to control Borrower’s or its Subsidiaries’ conduct with respect to the ownership, operation or management of any of their Real Estate or compliance with Environmental Laws or Environmental Permits.

[SIGNATURE PAGES FOLLOWS]

Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

BORROWER:

TOTALSTONE, LLC,
a Delaware limited liability company

By:	/s/ Edward Schultz
Name:	Edward Schultz
Title:	CFO

NORTHEAST MASONRY DISTRIBUTORS, LLC, a Delaware limited liability company,

By:	TOTALSTONE, LLC, its managing member

By:	/s/ Edward Schultz
Name:	Edward Schultz
Title:	CFO

TOTALSTONE PROPERTIES, LLC, a Delaware limited liability company,

By:	TOTALSTONE, LLC, its managing member

By:	/s/ Edward Schultz
Name:	Edward Schultz
Title:	CFO

[SIGNATURE PAGE TO CREDIT AGREEMENT]

AGENT:

STREAM FINANCE, LLC
a Delaware limited liability company

By:	/s/ Matthew Lipman
Name:	Matthew Lipman
Title:	Manager

[SIGNATURE PAGE TO CREDIT AGREEMENT]

LENDERS:

STREAM FINANCE, LLC
a Delaware limited liability company

By:	/s/ Matthew Lipman
	Name:	Matthew Lipman
	Title:	Manager

/s/ Kevin Grotke
Kevin Grotke, an individual

/s/ Omar Rabbani
Omar Rabbani, an individual

/s/ Bob Giunco
Bob Giunco, an individual

/s/ Gordon Strout
Gordon Strout, an individual

[SIGNATURE PAGE TO CREDIT AGREEMENT]

ANNEX A

to

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

DEFINITIONS

Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to this Agreement:

“Account Debtor” means any Person who may become obligated to Borrower under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

“Accounting Changes” means: (a) changes in accounting principles required by GAAP and implemented by Borrower; (b) changes in accounting principles recommended by Borrower’s certified public accountants and implemented by Borrower, and (c) changes in carrying value of Borrower’s or any of its Subsidiaries’ assets, liabilities or equity accounts resulting from the application of purchase accounting principles (A.P.B. 16 and/or 17 and EITF 88 16 and FASB 109).

“Accounts” means all “accounts,” as such term is defined in the Code, now owned or hereafter acquired by Borrower, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of Borrower’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of Borrower’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to Borrower for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by Borrower or in connection with any other transaction (whether or not yet earned by performance on the part of Borrower), and (e) all collateral security of any kind, now or hereafter in existence, given by any Account Debtor or other Person with respect to any of the foregoing.

“ADA” has the meaning ascribed to it in Section 5.19.

“Adjusted EBITDA” means, for any period and any Person(s), the sum of (i) Net Income (or loss) of such Person for such period (excluding extraordinary gains and losses), plus (ii) all interest expense of such Person for such period, plus (iii) all charges against income of such Person during such period for federal, state and local income taxes accrued, plus (iv) depreciation expenses of such Person for such period, plus (v) amortization expenses of such Person for such period, plus (vi) non-cash management fees, plus (vii) the fair market value of the aggregate cost of goods sold expense of such Person during such period.

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 5% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person’s officers, directors, joint venturers and partners and (d) in the case of Borrower, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of Borrower. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude Lender.

“Agent” has the meaning ascribed to it in the Preamble.

“Agreement” has the meaning ascribed to it in the Preamble.

“Asset Sales” means the sale, transfer or other disposition by Borrower or any of its Subsidiaries of any asset (including the Capital Stock or other ownership interests of any Subsidiary) to any Person (other than to Borrower or any of its Subsidiaries), other than sales, transfers or other dispositions of inventory in the ordinary course of business and sales of assets or other dispositions of assets that have been damaged, become obsolete, worn out or are no longer useable or useful in the conduct of the business of Borrower or any of its Subsidiaries.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. or any other applicable bankruptcy, insolvency or similar laws.

“Berkshire Bank Facility” means the facility made available to the Borrower pursuant to that certain Revolving Credit, Term Loan and Security Agreement, dated as of December 20, 2017, as amended, restated, supplemented or otherwise modified).

“Borrower” has the meaning ascribed to it in the Preamble.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

“Capital Expenditures” means all expenditures for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one (1) year and which are required to be capitalized under GAAP other than Capital Lease Obligations.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person

“Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Capital Stock” means (a) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents of corporate stock (however designated) in or to such association or entity, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and including, in all of the foregoing cases described in clauses (a), (b), (c) or (d), any warrants, rights or other options to purchase or otherwise acquire any of the interests described in any of the foregoing cases.

“Capstone” means Capstone Holding Corp.

“Change of Control” means any event, transaction or occurrence resulting in (a) Capstone ceasing to own and control all of the voting rights associated with greater than fifty percent (50%) of all classes of the outstanding voting Stock of Borrower; (b) the effectiveness of a public offering of Stock or debt securities of Borrower; or (c) the sale, transfer or other disposition of all or substantially all of the assets of Borrower.

“Charges” means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including premiums and other amounts owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of Borrower, (d) Borrower’s ownership or use of any properties or other assets, or (e) any other aspect of Borrower’s business.

“Chattel Paper” means any “chattel paper,” as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by Borrower, wherever located.

“Closing Date” has the meaning assigned to such term in the Preamble.

“Closing Date Percentages” means the following percentages:

Lenders	Percentage
Stream	86.376625%
Gordon Strout	11.321369%
Robert (Bob) Giunco	0.885387%
Kevin Grotke	0.885387%
Omar Rabbani	0.531232%

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York, provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” means the property covered by the Security Agreement and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Lender to secure the Obligations or any portion thereof.

“Collateral Documents” means the Second Amended and Restated Security Agreement, any Guaranties (together with any collateral therefor) and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations or any portion thereof.

“Compliance Certificate” has the meaning ascribed to it in Section 4.1(1).

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability of that Person: (a) with respect to Guaranteed Indebtedness and with respect to any Indebtedness, lease, dividend or other obligation of another Person if the purpose or intent of the Person incurring such liability, or the effect thereof; is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates; (d) any agreement, contract or transaction involving commodity options or future contracts; (e) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (f) pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

“Contractual Obligations” means, as applied to any Persian, any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party of by which it or any of its properties is bound or to which it or any of its properties is subject excluding the Senior Financing Documents.

“Conversion Additional Amount” means the aggregate of (a) $1,422.61 for each day of the Conversion Additional Amount Period in October 2024, plus (b) $1,523.93 for each day of the Conversion Additional Amount Period in November 2024, plus (c) $1,530.65 for each day of the Conversion Additional Amount Period in November December 2024.

“Conversion Additional Amount Period” means the period commencing on October 1, 2024 and ending on the Public Issuance Date.

“Conversion Amount” means $1.202.753.52 plus the Conversion Additional Amount.

“Copyright License” means any and all rights nor owned or hereafter acquired by Borrower under any written agreement granting any right to use any Copyright or Copyright registration.

“Copyrights” means all of the following now owned or hereafter adopted or acquired by Borrower: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; and (b) all reissues, extensions or renewals thereof.

“Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning ascribed to it in Section 1.2(c).

“Disclosure Schedules” means the Schedules prepared by Borrower and denominated as Schedules in the Index of Appendices to this Agreement.

“Distributions” has the meaning ascribed to it in Section 3.5.

“Dollars” or “$” means lawful currency of the United States of America.

“EBITDA” shall mean for any period the sum of (i) Earnings Before Interest and Taxes for such period plus (ii) depreciation expenses for such period, plus (iii) amortization expenses for such period,

“Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” means all “equipment,” as such term is defined in the Code, now owned or hereafter acquired by Borrower, wherever located and, in any event, including all Borrower’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to Borrower, any trade or business (whether or not incorporated) that, together with Borrower, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” means, with respect to Borrower or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of Borrower or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of Borrower or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by Borrower or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (i) the loss of a Qualified Plan’s qualification or tax exempt status; or (j) the termination of a Plan described in Section 4064 of ERISA.

“ESOP” means a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.

“Event of Default” has the meaning ascribed to it in Section 7.1.

“Exchange Effective Date” has the meaning ascribed to it in the Recitals.

“Existing Credit Agreement” has the meaning ascribed to it in the Recitals.

“Existing Lender” has the meaning ascribed to it in the Recitals.

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.

“Fees” means any and all fees and premiums payable to Lenders pursuant to this Agreement or any of the other Loan Documents.

“Financial Statements” means the consolidated and consolidating income statements, statements of cash flows and balance sheets of Borrower and its Subsidiaries delivered in accordance with Section 4.1.

“First Amendment” means that certain Consent, Waiver and Amendment to Second Amended and Restated Credit Agreement, dated as of October 18, 2024, by and among Borrower, Agent and the Lenders party thereto.

“Fiscal Quarter” means any of the quarterly accounting periods of Borrower ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of Borrower ending on December 31 of each year.

“Fixtures” means all “fixtures” as such term is defined in the Code, now owned or hereafter acquired by Borrower.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied; provided, however, that each lease that is or would be classified and accounted for as a capital lease under GAAP due to the effect of FAS 13/ASC 842 shall nonetheless be classified and accounted for as an operating lease for all purposes under this Agreement.

“General Intangibles” means “general intangibles,” as such term is defined in the Code, now owned or hereafter acquired by Borrower, including all right, title and interest that Borrower may now or hereafter have in or under any Contractual Obligation, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including all tapes, cards, computer runs and other papers and documents in the possession or under the control of Borrower or any computer bureau or service company from time to time acting for Borrower.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranteed Indebtedness” means, as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Hazardous Material” means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

“Indebtedness” shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of, without duplication: (a) borrowed money; (b) amounts received under or liabilities in respect of any note purchase or acceptance credit facility, and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all Capital Lease Obligations; (d) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, banker’s acceptance agreement or similar arrangement; (e) obligations under any interest rate hedge, foreign currency hedge, or other interest rate management device, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement; (f) any other advances of credit made to or on behalf of such Person or other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements including to finance the purchase price of property or services and all obligations of such Person to pay the deferred purchase price of property or services (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness); (g) the entire portion of equity interests of such Person subject to repurchase or redemption rights or obligations (excluding repurchases or redemptions at the sole option of such Person); (h) all indebtedness, obligations or liabilities secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are otherwise an obligation of such Person; (i) all obligations of such Person for “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts; (j) off-balance sheet liabilities and/or pension plan liabilities of such Person; (k) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the ordinary course of business; and (l) any guaranty of any indebtedness, obligations or liabilities of a type described in the foregoing clauses (a) through (k).

“Indemnitees” has the meaning ascribed to it in Section 8.1.

“Instruments” means all “instruments,” as such term is defined in the Code, now owned or hereafter acquired by Borrower, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

“Interest Payment Date” has the meaning ascribed to it in Section 1.2(a).

“Interest Rate” means twelve percent (12%) per annum plus the PIK Interest Amount.

“Inventory” means any “inventory,” as such term is defined in the Code, now owned or hereafter acquired by Borrower, wherever located, including inventory, merchandise, goods and other personal property that are held by or on behalf of Borrower for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in Borrower’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment” means (a) any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiaries of any Stock, or other ownership interest in, any other Person, and (b) any direct or indirect loan, advance or capital contribution by Borrower or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business.

“Investment Property” means all “investment property,” as such term is defined in the Code, now owned or hereafter acquired by Borrower, wherever located, including: (a) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (b) all securities entitlements of Borrower, including the rights of Borrower to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (c) all securities accounts of Borrower; (d) all commodity contracts of Borrower; and (e) all commodity accounts held by Borrower.

“IRC” means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

“IRS” means the Internal Revenue Service.

“Lender” has the meaning ascribed to it in the Preamble.

“Leverage Ratio” shall mean as of any date of determination, the ratio of (a) the sum of Indebtedness of Borrower and its Subsidiaries on such date to (b) Adjusted EBITDA for Borrower and its Subsidiaries the twelve (12) month period then ended.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by Borrower.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

“Litigation” has the meaning ascribed to it in Section 4.1(h).

“Loan Account” has the meaning ascribed to it in Section 1.9

“Loan Documents” means this Agreement, the Collateral Documents, and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of Borrower, or any employee of Borrower, and delivered to Lender in connection with this Agreement or the transactions contemplated thereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements, replacements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan” has the meaning ascribed to it in Section 1.1(a).

“Master Exchange Agreement” has the meaning ascribed to it in the Recitals.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, prospects, operations, or financial or other condition of Borrower and/or its the Subsidiaries, (b) Borrower’s ability to pay the Loan or any of the other Obligations in accordance with the terms of this Agreement and the other Loan Documents, (c) the Collateral or Lender’s Liens on the Collateral or the priority of such Liens, or (d) Lender’s rights and remedies under this Agreement and the other Loan Documents.

“Material Contracts” means (a) Borrower’s contracts and Licenses existing as of the Second Amended and Restated Closing Date, including, without limitation, the Licenses and contracts listed on Schedule 5.6, and (b) any contract or License hereafter acquired the termination of which could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means the date that is September 30, 2026.

“Maximum Lawful Rate” has the meaning ascribed to it in Section 1.2(d).

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which Borrower or any ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Net Income” shall have the meaning ascribed to it by GAAP.

“New Closing Date Lenders” has the meaning ascribed to it in the Recitals.

“NMD Notes” shall mean that certain Non-Negotiable Secured Subordinated Promissory Note executed by TotalStone in favor of Northeast Masonry Distributors, LLC, as seller under an asset purchase agreement, in the original principal amount of $7,866.40 dated November 13, 2019 and that certain Non-Negotiable Secured Subordinated Contingent Value Promissory Note executed by Northeast in favor of Northeast Masonry Distributors, LLC, as seller under an asset purchase agreement, in the original principal amount to be determined up to $1,000,000 dated November 13, 2019, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Northeast” has the meaning ascribed to it in the Preamble.

“Note” has the meaning ascribed to it in Section 1.1(c).

“Obligations” means all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable), owing by Borrower to Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, including, without limitation, arising under this Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against Borrower in bankruptcy, whether or not allowed in such case or proceeding), Fees, Charges, expenses, attorneys’ fees and any other sum chargeable to Borrower under this Agreement or any of the other Loan Documents.

“Palatine Redemption Agreement” shall mean that certain Redemption Agreement, by and between James Palatine, an individual, and TotalStone.

“Patent License” means rights under any written agreement now owned or hereafter acquired by Borrower granting any right with respect to any invention on which a Patent is in existence.

“Patents” means all of the following in which Borrower now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or any other country, and (b) all reissues, continuations, continuations in part or extensions thereof.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means a Plan described in Section 3(2) of ERISA.

“Permitted Contest” means a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made.

“Permitted Distribution” is defined in Section 3.5.

“Permitted Encumbrances” means with respect to any Person: (a) Liens in favor of Lender with respect to the Loan Documents and Liens in favor of Senior Lender with respect to the Senior Financing Documents; (b) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or the subject of a Permitted Contest; (c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s, supplier’s liens or other like Liens imposed by law arising in the ordinary course of business for amounts which are not overdue for a period of more than thirty (30) days or which are the subject of a Permitted Contest and the aggregate amount of such Liens is less than $10,000, unless the Borrower has delivered a landlord waiver agreement reasonably satisfactory to the Lender with respect to any property held at such location; (d) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in aggregate amount not to exceed $100,000; (e) deposits to secure the performance of (i) tenders or bids, (ii) trade contracts (other than for borrowed money), (iii) leases, (iv) statutory obligations, (v) surety, customs, stay, performance or appeal bonds, (vi) performance and return of money bonds, (vii) government contracts and (viii) other obligations of a like nature for sums not overdue or the subject of a Permitted Contest; (f) easements, rights-of-way, restrictions, zoning restrictions, building codes, minor defects or irregularities in title and other similar encumbrances or Liens not interfering in any material respect with the ordinary conduct of the business of such Person; (g) attachments, judgments and other similar Liens arising in connection with court proceedings; provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Permitted Contest; (h) Liens securing purchase money debt; (i) Liens arising from bankers’ rights of set off for fees and non sufficient funds checks, to the extent arising in the ordinary course of business and not in connection with any financing; (j) Liens arising from precautionary UCC financing statements filed regarding operating leases incurred in the ordinary course of business; (k) Liens incurred under the NMD Notes; and (l) other Liens not listed above which secure Indebtedness or encumber assets in an aggregate amount not to exceed $100,000 at any time outstanding.

“Permitted Tax Distributions” means with respect to each (a) Fiscal Quarter of Borrower or other non-annual taxable period for which taxes are payable by the holders of Borrower’s Capital Stock, cash distributions made to any of the holders of Borrower’s Capital Stock, made at approximately the same time at which federal income tax installments with respect to income for such Fiscal Quarter or other taxable period are payable, in an amount sufficient to pay such holder’s estimated federal, state and local income taxes on such holder’s respective share of the taxable income of Borrower for such Fiscal Quarter or other taxable period, and (b) Fiscal Year of Borrower, cash distributions made to any of the holders of Borrower’s Capital Stock, made after the end of such Fiscal Year, in an amount sufficient to pay such holder’s federal, state and local income taxes on such holder’s respective share of the taxable income of Borrower for such Fiscal Year, provided that (i) any cash distribution made under clause (b) with respect to a Fiscal Year for which quarterly distributions were made as provided in clause (a) shall be reduced by an amount equal to the sum of quarterly distributions (and provided that the sum of such quarterly distributions exceeds the amount of distributions under (b), future Permitted Tax Distributions shall be reduced by the amount of such excess), and (ii) any cash distributions made under clause (b) above shall be calculated as if any increase or decrease in a holder’s federal, state or local income tax liability as a result of any audit adjustment with respect to Borrower’s income tax items for prior years constitute an increase or decrease in a tax liability of such holder with respect to such current Fiscal Year. Permitted Tax Distributions shall be made assuming the holders of Borrower’s Capital Stock are subject to the maximum individual or corporate (as applicable) income tax rates provided for under applicable federal and state income tax laws, taking into account any reduction in any such tax on account of amounts paid or owing with respect to any other such taxes.

“Perfection Certificate” means a certain Perfection Certificate issued by Borrower in connection with the Security Agreement, as may be amended or supplemented from time to time.

“Permitted Distributions” is defined in Section 3.5.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“PIK Interest Amount” means two percent (2%) per annum.

“Plan” means, at any time, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that Borrower or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by Borrower.

“Preferred Equity Investment” shall mean the preferred equity investments in TotalStone by Existing Lender on or after November 14, 2019 and prior to December 31, 2019 in an aggregate amount not to exceed $860,750, which preferred equity investments were exchanged pursuant to the Master Exchange Agreement.

“Properties” has the meaning ascribed to it in the Preamble.

“Projections” means Borrower’s forecasted consolidated and consolidating: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a Subsidiary by Subsidiary or division-by-division basis, if applicable, and otherwise consistent with the historical Financial Statements of Borrower, together with appropriate supporting details and a statement of underlying assumptions.

“Public Issuance Date” means the date upon which Capstone has consummated a public offering of its common stock having gross proceeds of at least $3,000,000.

“Purchases” has the meaning ascribed to it in Section 3.5.

“Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Real Estate” has the meaning ascribed to it in Section 5.12

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the aggregate outstanding principal amount of the Loan.

“Retiree Welfare Plan” means, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC or similar applicable state law and at the sole expense of the participant or the beneficiary of the participant.

“Second Amended and Restated Security Agreement” means the Second Amended and Restated Security Agreement of the Closing Date entered into by and among Lender and Borrower, as the same may be amended, restated, supplemented, replaced, or otherwise modified from time to time.

“Senior Facility” means the Berkshire Bank Facility and any other credit facilities that are senior to the Obligations.

“Senior Financing Documents” means the documentation evidencing the Senior Facility.

“Senior Lender” means Berkshire Bank and any other lenders, or agent for syndicate of lenders, providing senior secured debt to Borrower.

“Senior Obligations” means the obligations of the Borrower pursuant to the Senior Financing Documents.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital; and (e) if such Person is not “insolvent” as defined in the Code. The amount of contingent liabilities (such as Litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“Specified Payment” means the payment of $1,150,000 to be made on or about March 9, 2023.

“Specified Interest Amount” has the meaning ascribed to it in the First Amendment.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Stockholder” means, with respect to any Person, each holder of Stock of such Person.

“Stream” has the meaning ascribed to it in the Preamble.

“Subordinated Debt” means any Indebtedness of Borrower subordinated to the Obligations in a manner and form satisfactory to Lender in its sole discretion, as to right and time of payment and as to any other rights and remedies thereunder.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of Borrower.

“Taxes” means any present or future income, excise, stamp or franchise taxes and other taxes, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by any lender’s net income or receipts.

“Termination Date” means the date on which (a) the Loan has been indefeasibly repaid in full, (b) all other Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted in accordance with the terms of this Agreement) under this Agreement and the other Loan Documents have been completely discharged, and (c) Borrower shall not have any further right to borrow any monies under this Agreement.

“Title IV Plan” means a Pension Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA, and that Borrower or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“TotalStone” has the meaning ascribed to it in the Preamble.

“TotalStone Limited Liability Company Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of TotalStone executed as of March 27, 2020 and effective as of April 1, 2020, as amended, restated, supplemented or otherwise modified prior to the Public Issuance Date.

“Trademark License” means rights under any written agreement now owned or hereafter acquired by Borrower granting any right to use any Trademark.

“Trademarks” means all of the following now owned or hereafter adopted or acquired by Borrower: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, internet domain names, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues. extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

“Unfinanced Capital Expenditures” shall mean all Capital Expenditures of Borrower other than those made utilizing financing provided by the applicable seller or third party lenders. For the avoidance of doubt, Capital Expenditures made by a Borrower utilizing the Senior Facility shall be deemed Unfinanced Capital Expenditures.

“Welfare Plan” means a Plan described in Section 3(1) of ERISA.

Rules of construction with respect to accounting terms used in this Agreement or the other Loan Documents shall be as set forth or referred to in this Annex A. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control. Unless otherwise specified, references in this Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in this Agreement. The words “herein,” “hereof and “hereunder” and other words of similar import refer to this Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement or any such Annex, Exhibit or Schedule.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of Borrower, such words are intended to signify that Borrower has actual knowledge or awareness of a particular fact or circumstance or that Borrower, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

EXHIBIT 4.1

COMPLIANCE CERTIFICATE

TO: STREAM FINANCE, LLC, as Agent under the Second Amended and Restated Credit Agreement (the “Lender”)

FROM: TOTALSTONE, LLC, NORTHEAST MASONRY DISTRIBUTORS, LLC and TOTALSTONE PROPERTIES, LLC (the “Borrower”)

The undersigned authorized officer of Borrower hereby certify that in accordance with the terms and conditions of the Second Amended and Restated Credit Agreement among, Borrower and Lender (the “Agreement”), (i) Borrower is in complete compliance for the period ending                      , 202____ with all required covenants, including without limitation Section 4.3, except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date. Attached herewith are the required documents supporting the above certification, including without limitation, a completed Microsoft Excel spreadsheet used to calculate each of the financial covenants contained in Exhibit 4.3 in the form provided to Borrower by Agent. The Officers further certifies that these are prepared in accordance with the provisions of the Agreement and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Comments Regarding Exceptions:

See Attached.

Sincerely,

SIGNATURE

TITLE

DATE

EXHIBIT 4.3

FINANCIAL COVENANTS AND RATIOS

1. Leverage Ratio. The Borrower shall not permit the Leverage Ratio for any period of 4 consecutive fiscal quarters of Borrower and its Subsidiaries for which the last month ends on a date set forth below to be greater than the ratio set forth opposite such date:

Fiscal Quarter End	Leverage Ratio

March 31, 2026 and each fiscal quarter ended thereafter	4.00 to 1.00

2. Cash Flow Coverage Ratio. The Borrower shall not permit the Cash Flow Coverage Ratio (as calculated under the Senior Financing Documents) of Borrower and its Subsidiaries for any period of 4 consecutive fiscal quarters of Borrower and its Subsidiaries for which the last month ends on a date set forth below to be less than the ratio set forth opposite such date:

Fiscal Quarter End	Cash Flow Coverage Ratio

March 31, 2026 and each fiscal quarter ended thereafter	1.10 to 1.00